As filed with the Securities and Exchange Commission on April 30, 2001
                                                      Registration No. 333-57652
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   -----------
                                AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                  ------------


                         MEDITECH PHARMACEUTICALS, INC.
                  --------------------------------------------
                 (Name of small business issuer in its charter)

         NEVADA                          2834                  95-3819300
 ----------------------------  --------------------------- --------------------
(State or Jurisdiction of     (Primary Standard Industrial   (I.R.S. Employer
Incorporation or Organization) Classification Code Number)Identification Number)

                        10105 E. Via Linda #103, PMB 382
                             Phoenix, Arizona 85258
                                 (480) 614-2874
           -----------------------------------------------------------
          (Address and telephone number of principal executive offices and principal place of business)

                                 Gerald N. Kern
                      Chairman and Chief Executive Officer
                         Meditech Pharmaceuticals, Inc.
                        10105 E. Via Linda #103, PMB 382,
                             Phoenix, Arizona 85258
                                 (480) 614-2874
             -------------------------------------------------------
            (Name, address and telephone number of agent for service)
                                   -----------
                                   Copies to:
                               Mark Ziebell, Esq.
                           Jeffers, Shaff & Falk, LLP
                       18881 Von Karman Avenue, Suite 1400
                            Irvine, California 92612
                                   -----------

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   -----------

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                         CALCULATION OF REGISTRATION FEE

-------------------------- -------------------- -------------------------- ---------------------- ------------------
 Title of Each Class of       Amount to be      Proposed Maximum Offering    Proposed Maximum         Amount of
    Securities to be           Registered        Price Per Security (1)     Aggregate Offering    Registration Fee
       Registered                                                                  Price                (4)
-------------------------- -------------------- -------------------------- ---------------------- ------------------
Common   Stock,   $.00001    59,316,000(2)               $0.163                 $ 9,668,508          $2,417.13
par value
-------------------------- -------------------- -------------------------- ---------------------- ------------------
Common   Stock,   $.00001    13,800,000(3)               $0.163                 $ 2,249,400          $  562.35
par value
-------------------------- -------------------- -------------------------- ---------------------- ------------------
Total                        73,116,000                  $0.163                 $11,917,908          $2,979.48
-------------------------- -------------------- -------------------------- ---------------------- ------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Act"), based on the average of the closing bid and asked prices for our common stock as reported on the OTC Electronic Bulletin Board on March 22, 2001.
(2) Includes up to an aggregate of 40,000,000 shares of our common stock issuable as put shares to Swartz Private Equity, LLC ("Swartz") pursuant to the Investment Agreement. Also includes 19,316,000 outstanding shares of our common stock held by other selling shareholders.
(3) Includes (i) 7,000,000 shares of our common stock issuable upon exercise of a commitment warrant issued to Swartz, and (ii) 6,800,000 shares of our common stock issuable upon exercise of options and warrants issued or committed to be issued to other selling shareholders.
(4) Pursuant to Rule 457(p) of the Act, the Registrant is offsetting the filing fee for this Registration Statement against the filing fee of $5,144.22 paid by the Registrant in connection with the Registrant's filing of a Registration Statement on Form SB-2 on September 18, 2000, File number 333-45990, which was subsequently withdrawn.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


                   Subject to Completion, Dated April 30, 2001


                                   PROSPECTUS

                         Meditech Pharmaceuticals, Inc.

                The Resale of 73,116,000 Shares of Common Stock

        o This prospectus relates to the resale by the selling shareholders of up to 73,116,000 shares of our common stock. The selling shareholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. Of the shares we are registering, Swartz Private Equity, LLC, one of the selling shareholders, may acquire up to 47,000,000 shares under the equity line agreement with our Company. Swartz is an underwriter with respect to these shares.

     Our common stock is quoted on the over-the counter electronic bulletin board under the symbol "MDCH.OB." On March 22, 2001, the average of the bid and asked prices of our common stock was $0.163 per share.

     Investing in our common stock involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. See "Risk Factors" beginning on page 3 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                  The date of this prospectus is April 30, 2001

     The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information you might want to return to. We encourage you to read the entire prospectus.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY.............................................................1
    About our Company..........................................................1
    About our revenues.........................................................1
    About our Investment Agreement.............................................1
    Additional Shares We Are Registering.......................................1
THE OFFERING...................................................................2
RISK FACTORS...................................................................3
USE OF PROCEEDS...............................................................10
SELLING SHAREHOLDERS..........................................................11
    Amended and Restated Investment Agreement.................................12
    Additional Securities Being Registered....................................14
PLAN OF DISTRIBUTION..........................................................15
MANAGEMENT....................................................................17
    Directors and Executive Officers..........................................17
    Executive Compensation....................................................18
SUMMARY COMPENSATION TABLE....................................................18
OPTION GRANTS IN LAST FISCAL YEAR.............................................19
OPTION EXERCISES AND FISCAL YEAR-END VALUES...................................19
    Employment Agreements.....................................................19
BUSINESS......................................................................20
    Our Products..............................................................20
    Agricultural Products.....................................................21
    Marketing Plan............................................................21
    Competition...............................................................22
    Patents...................................................................22
    Government Regulation.....................................................23
    Employees.................................................................23
    Litigation................................................................23
    Properties................................................................23
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION...................24
AND RESULTS OF OPERATIONS.....................................................24
    Overview..................................................................24
    Going Concern.............................................................24
    Nine Months Ended February 28, 2001, Compared with Nine Months
     Ended February 28, 2000..................................................25
    Fiscal Year Ended May 31, 2000 Compared with Fiscal Year
     Ended May 31, 1999.......................................................25
    Results of Operations.....................................................25
    Sources of Revenues and Revenue Recognition...............................25
    Operating Expenses........................................................25
    Liquidity and Capital Resources...........................................26
    Year 2000 Compliance......................................................26
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.................................26
ON ACCOUNTING AND FINANCIAL DISCLOSURE........................................26
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................27
MARKET INFORMATION............................................................28
DIVIDEND POLICY...............................................................28
PRINCIPAL STOCKHOLDERS........................................................29
DESCRIPTION OF SECURITIES.....................................................30
    Common Stock..............................................................30
    Preferred Stock...........................................................30
    Dividends.................................................................30
    Options and Warrants......................................................30
INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS.............................31

TRANSFER AGENT................................................................31
LEGAL MATTERS.................................................................31
EXPERTS.......................................................................31
ADDITIONAL INFORMATION........................................................31

                               PROSPECTUS SUMMARY


     This summary highlights information found in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors." This prospectus describes our company, finances and products. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

About our Company

     Meditech Pharmaceuticals, Inc. is a Nevada corporation incorporated in 1983. We are a drug development company and our business is focused in the areas of research, development, and marketing in the biomedical industry, with an emphasis on anti-infective drugs. Anti-infective drugs are agents that inhibit or prevent infections. We have completed various stages in the planning and development of products containing our proprietary drugs Viraplex(R) and MTCH-24(TM).

     Our development activities since inception have included efforts to secure financing, create a management and business structure, and develop and test Viraplex(R) and MTCH-24(TM). MTCH-24(TM) has demonstrated positive preliminary test results against acne, citrus canker, herpes, and other viral and fungal problems. Citrus canker is a plant disease that causes loss of oranges, other citrus fruit trees, and some vegetables Viraplex(R) has been tested against orofacial and genital herpes. Orofacial herpes affects the area around the mouth and face.

About our revenues

     To date we have not generated any revenue from the sale of products. Revenues consist entirely of a $25,000 fee paid to us by Immune Network, Limited in connection with the execution of our letter agreement dated February 3, 2000. Pursuant to the letter agreement, we granted INL an irrevocable option to license, develop and market several applications of MTCH-24(TM) and Viraplex
(R). In addition, pursuant to the letter agreement, INL is obligated to pay to us the sum of $100,000 upon execution of a definitive license agreement. Although we have not completed negotiations of the license, INL has paid the $100,000, which has been recorded as deferred revenue as of November 30, 2000.

About our Investment Agreement

     We have entered into an investment agreement with Swartz to raise up to $30 million through a series of sales of our common stock to Swartz. The dollar amount of each sale is limited by our common stock's trading volume. A minimum period of time must occur between sales. In turn, Swartz will sell our stock in the open market, sell our stock to other investors through negotiated transactions or hold our common stock in its own portfolio. This prospectus covers Swartz's resale of our common either in the open market or to other investors.

Additional Shares We Are Registering

     We are also registering for resale

                    o 9,316,000 shares of our common stock previously sold in various exempt private offerings,

                    o 10,000,000 shares of our common stock issued to INL following the exercise of an irrevocable option granted to INL in connection with the letter agreement, and

                    o 6,800,000 shares of our common stock underlying options and warrants granted to various employees and consultants of our company in consideration for services rendered to us.

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                                  THE OFFERING

------------------------------------------------ -------- --------------------------------------------------
Common stock outstanding prior to this offering           146,713,432(1)
------------------------------------------------ -------- --------------------------------------------------
Common stock being offered for resale to the              73,116,000(2)(3)
public
------------------------------------------------ -------- --------------------------------------------------
Common stock outstanding after this offering              200,513,432(4)
------------------------------------------------ -------- --------------------------------------------------
Percentage of common stock outstanding                    36.5%
following this offering that shares being
offered for resale represent
------------------------------------------------ -------- --------------------------------------------------
Price per share to the public                             $0.13(5)
------------------------------------------------ -------- --------------------------------------------------
Total proceeds raised by offering                         None, however we have received proceeds from the
                                                          sale of shares that are presently outstanding. We
                                                          may receive up to $30 million from Swartz under
                                                          the investment agreement and we may receive
                                                          additional amounts from the sale of shares to
                                                          Swartz and the other selling shareholders upon the
                                                          exercise of outstanding options and warrants.
------------------------------------------------ -------- --------------------------------------------------
Use of proceeds                                           We plan to use the proceeds for marketing, sales,
                                                          commercialization, completion of product
                                                          development and working capital and general
                                                          corporate purposes
------------------------------------------------ -------- --------------------------------------------------
---------------

(1) Does not include 7,000,000 shares underlying warrants issued to Swartz in connection with the Investment Agreement. Also does not include 6,800,000 shares underlying options and warrants currently outstanding and held by the remaining selling shareholders.
(2) Includes (a) 19,316,000 shares that are presently outstanding, (b) up to 40,000,000 shares that may be issued to Swartz pursuant to the Investment Agreement, (c) 7,000,000 shares underlying warrants issued to Swartz in connection with the Investment Agreement, and (d) 6,800,000 shares underlying outstanding options and warrants held by the remaining selling shareholders.
(3) The current number of shares that Swartz could receive and resell under the equity line for each of our puts is the lesser of (a) 1,500,000 shares per put or (b) 15% of the aggregate daily reported trading volume of our common stock for the last 20 days, which currently calculates to approximately 780,000 shares. We estimate that we will make to Swartz no more than ten puts per year. Using the pricing mechanism and the current market price and trading volume of our common stock, we estimate that we will put to Swartz a total of 23,400,000 shares of our common stock over the next three years.
(4) Includes (i) up to 40,000,000 shares that may be issued to Swartz pursuant to the Investment Agreement, (ii) 7,000,000 shares underlying warrants issued to Swartz in connection with the Investment Agreement, and (iii) 6,800,000 shares underlying outstanding options and warrants held by the remaining selling shareholders.


(5) The average of the bid and asked prices of our common stock on April 25, 2001.

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


                                  RISK FACTORS


     An investment in the common stock being offered for resale by the selling shareholders is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial conditions or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We have a history of operating losses and limited product revenues and we may never become profitable.


     Although we were incorporated in May 1982 and became a public company in 1983, we ran out of funds in 1986 when there was a down turn in the stock market. From 1987 to 1999 we had very limited operations and conducted minimal research in order to keep our projects alive. In late 1999 we gradually commenced research and development on our products in anticipation of the Swartz financing. Consequently, we have a limited operating history upon which potential investors may evaluate our performance. To date, we have generated an accumulated deficit of more than $16,682,600. For the years ended May 31, 2000 and 1999, we incurred net losses of approximately $1,150,100 and $767,400, respectively and for the nine months ended February 28, 2001, our net loss was $631,000. In addition, our future operations may not be profitable. We must consider the likelihood of our success relative to the problems, difficulties, complications, and delays frequently encountered in connection with the development and operation of a new business, and the significant change in strategy toward increased licensing for over-the-counter products.


     We expect that our operating expenses will increase significantly during the next several years as we:

          o    Develop our products;
          o    Increase our sales and marketing activities; and
          o Increase our general and administrative functions to support our growing operations.

     With increased expenses, we will need to generate significant additional revenues to achieve profitability. We cannot be certain that we will obtain a high enough volume of purchases in the future to generate sufficient revenues and achieve profitability.

If we do not obtain adequate financing to fund our future operations and to complete development and introduce products we may not be able to successfully implement our business plan.

     The costs of conducting clinical trials are high. We believe that our existing capital resources, including estimated net proceeds of $5,850,000 from this offering, will satisfy our capital requirements for at least the next 24 months. However, we may need to raise additional funds in the future to:

          o    Continue our research development efforts;
          o    Obtain regulatory approvals of our products;
          o    Obtain additional patents for our products;
          o    Respond to competitive relationships; and
          o Acquire complementary businesses, technologies, content or product.

     Although it is difficult to estimate the amount of additional financing we will require, we anticipate that over the next two years we will need approximately $1 million to complete our product development, $1.5 million for marketing, sales and commercialization expenses and $3.4 million for working capital and general corporate purposes. This estimate could increase or the allocations could change if we start a new study for Viraplex(R). Based on our potential rate of cash operating expenditures and our current plans, we anticipate our cash requirements for the next two years may need to come primarily from the proceeds of the Investment Agreement with Swartz. However, our ability to raise funds under the Investment Agreement is subject to certain conditions. These conditions include the continuing effectiveness of a registration statement covering the resale of the shares sold under the Investment Agreement and a limitation on the number of shares we may issue based on the volume of trading in our common stock. We anticipate that our future cash requirements may be fulfilled by improved sales of product, the sale of additional equity securities and/or debt financing. However, we cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our research and development, take advantage of unanticipated opportunities, develop or enhance our products or otherwise respond to competitive pressures would be significantly limited. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, and these securities may have rights, preferences or privileges senior to those of our stockholders.

Our auditors have expressed substantial doubt about our ability to continue as a going concern which ability is dependent on the net proceeds of this offering.

     Singer Lewak Greenbaum & Goldstein LLP, in their independent auditors' report, has expressed "substantial doubt" as to our ability to continue as a going concern based on significant operating losses we have incurred since inception. Our consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The going concern qualification is also described in note 3 of the notes to our consolidated financial statements. Without the net proceeds from this offering, our ability to remain in business will be in jeopardy.

We have not completed the development of any products and, as a result, we have had no revenues from the sale of products since inception and we do not expect to be profitable for several more years.

     We halted testing on Viraplex(R) and MTCH-24(TM) in 1987 due to a lack of funds. We notified the Food and Drug Administration of our plan to cease testing of our products and the Investigative New Drug Application for Viraplex(R) was put on hold. Although it would be possible to reopen the INDA, the technology has changed drastically since 1987 and it may be more economical and practical to start a completely new study. We believe that this would cost between $3 and 5 million. We would engage a reputable testing facility to complete testing of our products. With regards to Viraplex(R), we hope to reopen the National Cancer Institute studies which would require approximately $100,000 to complete the reformulation of the compound into a more soluble form. We believe that this would require a new patent application since the reformulation would be considered to be a new drug. In connection with MTCH-24(TM), we plan to market this product as an over-the-counter treatment for the Herpes Simplex I virus. We believe that a limited claims product could be marketed without the need to obtain further FDA approval. However, after introducing the limited claims product we plan to pursue an over-the-counter New Drug Application so that we can make greater claims regarding our products. We estimate that the cost related to this undertaking is approximately $800,000. We also plan to market MTCH-24(TM) as an agricultural pesticide. This would require further testing which we believe would cost approximately $250,000.

     As a result of our failure to complete the development of our products, we have not generated any significant revenues from the sale of products. We are currently working with one strategic partner, INL, to move our products to regulatory and commercial acceptance. We also hope to release our initial products through licensing arrangements with larger retail product companies within the next two years. As a result, we are dependent on the financial resources and marketing capabilities of third parties and we cannot give you any assurances that we will successfully bring our products to market.

If we do not obtain governmental approvals for our products, we will be unable to market them.

     The marketing of Viraplex(R) and MTCH-24(TM) involves claims that such products act as antiviral and antibacterial agents and are effective against retroviruses such as herpes, Epstein-Barr virus, cytomegalovirus (one of the herpes viruses that causes localized or widespread diseases in humans), and citrus canker. Under FDA rules, we are required to obtain scientific data to support any health claims we make concerning our products. We have completed Phase I and Phase II clinical testing for the FDA on both products and are approved to enter into clinical trials.

     We will not be able to commercialize our products until we have acceptable clinical trial results and regulatory approval from the FDA and foreign regulatory authorities. The FDA and other regulatory authorities require that the safety and efficacy of a drug be supported by results from adequate and well-controlled clinical trials before approval for commercial sale. If the results of the clinical trials of our products do not demonstrate that they are safe and effective (specifically, that the results show that the product is statistically significant in altering the course of the disease), we will not be able to submit to the FDA a NDA or other relevant applications for pre-market approval. Further, the results of pre-clinical testing and initial clinical trials do not necessarily predict how safe and effective a product will be when it is evaluated in large-scale Phase III clinical trials. It is possible that unacceptable side effects may be discovered at any time. A number of companies have suffered significant setbacks in advanced clinical trials, despite promising results in earlier trials.

     Even if we believe the clinical trials demonstrate the safety and efficacy of a product, the FDA and other regulatory authorities may not accept our assessment of the results. In order to demonstrate the safety and efficacy of the products we may have to conduct additional clinical trials beyond those currently planned. The process of obtaining regulatory clearances or approvals is costly and time-consuming.

We may experience difficulties in the introduction of new products that could result in our having to incur significant unexpected expenses or delay the launch of new products.

     We cannot predict how long our pre-clinical and clinical trials will take or whether they will be successful. The rate of completion of the clinical trials for our products depends on many factors, including obtaining adequate clinical supplies and the rate of patient recruitment. Patient recruitment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, and the eligibility criteria for patients who may enroll in the trial. We may experience increased costs, program delays, or both, if there are delays in patient enrollment in the clinical trials.

     Our compounds and products are in various stages of development. These development stage products and compounds may not be completed in time to allow production or marketing due to the inherent risks of new product and pharmaceutical development, limitations on financing, competition, loss of key personnel and other factors. Although we may license some of our compounds and products at their current stage of development, we cannot give you any assurance that we will be able to do so. Unanticipated clinical or regulatory obstacles can arise at any time and result in lengthy and costly delays or in a determination that further development is not feasible.

     The development of our products and compounds has taken longer than anticipated and could be additionally delayed. Therefore, there can be no assurance of timely completion and introduction of improved products on a cost-effective basis, or that such products, if introduced, will achieve market acceptance such that, in combination with existing products, they will sustain us or allow us to achieve profitable operations.

If MTCH-24(TM) and Viraplex(R) do not gain widespread market acceptance, our anticipated sales and results of operations will suffer.

     Through our alliance with INL, we are conducting testing for approval of our MTCH-24(TM) (which we intend to commercially market as Zorex) and Viraplex(R) products. Preliminary studies indicate that MTCH-24(TM) and Viraplex(R) are effective against a wide range of retroviruses including herpes, citrus canker, cytomegalovirus, and other viral and bacterial agents. However, we cannot guarantee that the products will achieve widespread acceptance by the market. If any unanticipated problem arises concerning the efficacy of MTCH-24(TM) or Viraplex(R), or the products fail to achieve widespread market acceptance for any reason, this will adversely affect our prospects for our future operating results.

We need to manage growth in operations to maximize our potential growth and achieve our expected revenues.

     In order to maximize potential growth in our market opportunities, we believe that we must expand our manufacturing and marketing operations. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

Since effective trademark, patent and trade secret protection may be unavailable in every country in which we do or plan to do business, protection of our intellectual property rights is uncertain and we may be unable to prevent others from developing similar products or using our marks.

     We regard our service marks, trademarks, trade secrets, patents and similar intellectual property as critical to our success. We rely on trademark, patent and trade secret law, as well as confidentiality and license agreements with our employees, customers, partners and others to protect our proprietary rights. We have received trademark and patent protection for our products in the United States, Canada and Italy. However, effective trademark, service mark, patent and trade secret protection may not be available in every country in which we sell or will sell our products. Therefore, the steps we take to protect our proprietary rights may be inadequate and we cannot give you any assurance that our competitors will not independently develop formulations and processes that are substantially equivalent or superior to our own.

Intense competition from existing and new entities may adversely affect our revenues and profitability.

     We compete with pharmaceutical companies, many of whom are developing or can be expected to develop products similar to ours. One competitor is Burroughs-Wellcome, Co. who produces Zovirax(R), an FDA-approved drug that is currently available by prescription, for the treatment of herpes infections. Although this product competes with Viraplex(R) its application is much more limited. Unlike Viraplex(R), Zovirax(R) can only be used in selected cases of genital and mucocutaneous herpes and is limited to specific usage. Viraplex's(R) application is much broader. Other current competitors include Uniliver (with Vaseline Intensive lip care), Avanir Pharmaceuticals (with Docusanol) and Blistex.

     Many pharmaceutical companies and other researchers have announced their intention to introduce, or are believed to be in the process of developing a variety of products that may perform some or all of the functions of proposed Viraplex(R) and MTCH-24(TM) products. Competing products are already available for many of the functions of proposed MTCH-24(TM) products.

     Many of our competitors are more established than we are, have significantly greater financial, technical, marketing and other resources than we. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater brand awareness for our brand name so that we can successfully compete with these competitors. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

Our products and the processes we use could expose us to substantial liability.

     Product liability could arise from claims by users of our products or of products manufactured by processes we developed, or from manufacturers or other selling our products, either directly or as a component of other products. We do not have any insurance coverage for these risks at this time. When, and if, we acquire product liability insurance, we cannot give you any assurance that it will be adequate to protect us or that the insurance coverage will continue to be available on reasonable terms.

We depend on our key management personnel and the loss of their services could harm our business.

     We place substantial reliance upon the efforts and abilities of our executive officers, Gerald N. Kern, our Chairman and Chief Executive Officer, and Steven I. Kern, our Chief Financial Officer and Chief Operating Officer. The loss of the services of either of them could have a material adverse effect on our business, operations, revenues or prospects. We presently have employment agreements with each of them. We have no assurance, however, that upon the expiration of their respective employment agreements they will remain in our employ. We do not maintain and we do not intend to obtain key man like insurance on the lives of these individuals.

We have limited personnel resources and we must attract and retain qualified employees to succeed in our business plan.

     We currently have only three employees. Other employees with necessary skills have discussed joining the company upon re-financing, if and when completed, but may not actually do so. If they do not, we will need to recruit and retain professional and technical staff to ensure that we have the range of skills necessary to operate and maintain our business.

     Current economic conditions make it difficult to attract, compensate and retain qualified employees. We expect to hire additional personnel in all segments of our business and in all of the markets in which we conduct our business. Our success will depend on getting the right people involved in our continued growth and development. Our business could be materially adversely affected if we are not able to attract new, qualified employees, or retain and motivate our existing employees.

Failure to license our products could seriously hinder our ability to further develop our products and market them successfully.

     If we do not negotiate acceptable collaborative arrangements for our principal products, we will lack the funds to further develop them. We do not have internal marketing and sales capabilities and will need to rely on collaborative partners to market and sell any products that we may successfully develop. Even if we find collaborative partners, we may not be able to completely control the amount and timing of resources our collaborative partners will devote to these activities. We intend to seek collaborative arrangements for MTCH-24(TM) and Viraplex(R) to help cover the cost of development, but we do not know whether we will be successful. If we cannot find collaborative relationships or other sources of financing we may not be able to continue some of our development programs and would be forced to sell assets, including technology, to raise capital.

We will expand our business into international markets and this will expose us to the risks associated with doing business in emerging markets, such as the risk of political, civil and economic instability.

     A key part of our business plan is to sell our products in international markets. To date, we have no experience in developing and marketing our products internationally. We have, however, entered into a letter agreement dated February 3, 2000, with Immune Networks, Limited, a Canadian company, pursuant to which INL has an option to license our products for sale internationally. International markets we have selected may not develop at a rate that supports our level of investment.

     In addition, we will face certain risks in doing business on an international level, including:

          o    Unexpected changes in regulatory requirements;
          o    Trade barriers;
          o Difficulties in staffing and managing foreign operations because of language and cultural differences;
          o    Longer payment cycles;
          o    Currency exchange rate fluctuations;
          o    Problems in collecting accounts receivable;
          o    Political and economic instability;
          o    Import and export restrictions;
          o    Seasonal fluctuations in business activity; and
          o    Adverse tax consequences.

     These risks are dynamic and difficult to quantify.

We have not paid any dividends since inception and have no current plans to pay any dividends.

     We have never declared or paid any cash dividends on our common stock since our inception. We currently intend to retain any future earnings for funding growth and therefore, do not expect to pay any dividends in the foreseeable future.

The substantial number of shares of our common stock that are eligible for future sale in the public market could adversely affect prevailing market prices of our common stock or limit our ability to raise additional capital.

     Future sales of substantial amounts of our common stock in the public market, or the perception that these sales might occur, could adversely affect the prevailing market price of our common stock or limit our ability to raise additional capital. We currently have 146,713,432 shares of our common stock issued and outstanding and 13,800,000 shares of our common stock are reserved for issuance upon the exercise of outstanding options and warrants.

     No precise prediction can be made of the effect, if any, that market sales of our common stock or the future availability of shares for sale will have on the market price of our common stock from time to time. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and limit our ability to raise additional capital.

Our stock price will fluctuate after this offering, which could result in substantial losses for investors.

     The market price for our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

          o    Quarterly variations in operating results;
          o    Changes in financial estimates by securities analysts;
          o Announcements by us or our competitors of new products, significant contracts, acquisitions or strategic relationships;
          o    Disputes concerning our patents or proprietary rights;
          o    Publicity about our company, our products or our competitors;
          o Publicity regarding actual or potential medical results relating to products under development by us or our competitors;
          o    Additions or departures of key personnel;
          o    Any future sales of our common stock or other securities; and
          o Stock market price and volume fluctuations of publicly-traded companies

     These and other external factors have caused and may continue to cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock.

     In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. If securities class action litigation is brought against us it could result in substantial costs and a diversion of our management's attention and resources, which could hurt our business.

The exercise of our put rights may lower the market price of our common stock and substantially dilute the interests of other holders of our common stock.

     As we exercise our put rights, we will be required to issue shares of our common stock to Swartz at a price below the prevailing market price of our common stock.

     The shares issuable to Swartz upon exercise of our put rights will be issued at a price equal to the lesser of (a) the market price for our common stock minus $.075 or (b) 91% of the market price for our common stock. Accordingly, we will issue the shares issuable to Swartz upon exercise of our put rights at a rate that will be below the market price of our common stock.

     The sale of material amounts of our common stock could reduce the price of our common stock and encourage short sales.

     As we sell shares of our common stock to Swartz pursuant to our put rights and if, and to the extent that Swartz sells our common stock, our common stock price may decrease due to the additional shares in the market. As the price of our common stock decreases, and if we decide to exercise our right to put shares to Swartz, we will be required to issue more shares of our common stock upon exercise of our put rights for any given dollar amount invested by Swartz, subject to a designated minimum put price specified by us and a minimum designated number of shares to be purchased. This may encourage short sales, which could place further downward pressure on the price of our common stock.

     The exercise of our put rights may substantially dilute the interests of other holders.

     The shares of our common stock issuable upon exercise of our put rights will be available for sale immediately upon issuance. Accordingly, subject to
(a) any designated minimum put price we may specify, (b) any minimum number of shares which we choose to put and (c) any volume limitations, as further described under "Selling Shareholders," the exercise of our put rights may result in substantial dilution to the interests of the other holders of our common stock and the price of our common stock may decrease which would entitle the selling shareholder to receive a greater number of shares of our common stock upon exercise of our put rights.

The exercise of outstanding options and warrants may adversely affect our stock price and your percentage ownership.

     There are currently outstanding options and warrants to purchase 13,800,000 shares of our common stock, (including the 7,000,000 warrants already issued to Swartz in connection with the Investment Agreement). In the future, we may grant more warrants or options under stock option plans or otherwise. The exercise of stock options and warrants that are presently outstanding or may be issued in the future will dilute the percentage ownership of our other shareholders.

Our common stock is subject to penny stock regulation that may affect the liquidity for our common stock.

     Our common stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks. These regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit your ability to sell your securities in the secondary market.

Trading in our common stock on the OTC Bulletin Board may be limited thereby making it more difficult for investors to resell their shares of our common stock.

     Our common stock trades on the OTC Bulletin Board. The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or Nasdaq, you may have difficulty reselling any of the shares that you purchase from the selling shareholders.

                                 USE OF PROCEEDS


     We will not receive any proceeds from the resale of our common stock pursuant to this offering. We may, however, receive proceeds from the sale of our common stock to Swartz pursuant to the Investment Agreement, and, if exercised, we will receive proceeds from the sale of shares to Swartz and the other selling shareholders upon their exercise of warrants or options. If all shares of common stock we are offering to Swartz are sold, and the warrants and options are exercised, we estimate that we will receive net proceeds of approximately $5,850,000. Net proceeds are determined after deducting all expenses of this offering (estimated to be $150,000).

     We intend to use the net proceeds from this offering as follows:

     Marketing, sales and commercialization                       $1,500,000
     Completion of product development                             1,000,000
     Working capital and general corporate purposes                3,350,000
                                                                  ----------

                  Total                                           $5,850,000
                                                                  ==========

     Pending the use of any proceeds as discussed above, we intend to invest these funds in short term, interest bearing investment-grade obligations.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information as of the date of this prospectus, with respect to Swartz and the other selling shareholders for whom we are registering shares for resale to the public. Swartz and the other selling shareholders propose selling all of their shares, in which case each would beneficially own no shares after the offering. Except as set forth below, none of the selling shareholders currently is an affiliate of ours, and none of them has had a material relationship with us during the past three years. None of the selling shareholders are or were affiliated with registered broker-dealers. An asterisk indicates if their common stock ownership is less than one percent.

                                                                  Maximum No. of     Amount and Percentage
                                          Shares Beneficially    Shares to be Sold     of Common Stock
                   Name of                Owned Prior to         Pursuant to this    after the offering(1)
                   Stockholder                 Offering             Prospectus          Number       %
         ----------------------------     -------------------    -----------------   ----------------------
         Swartz Private Equity, LLC..       47,000,000              47,000,000(2)         0          *
         Immune Networks, Ltd........       10,000,000              10,000,000            0          *
         Gerald N. Kern..............       33,266,794(3)            7,010,000       26,256,794      13.1%
         Cynthia S. Kern.............        3,000,000(4)            3,000,000            0          *
         Harry Hall..................          800,000(5)              800,000            0          *
         Lester Goldstein............        1,050,000(6)            1,050,000            0          *
         Frederick W. Croft..........          550,000(7)              550,000            0          *
         Gregg Martins...............          806,000(8)              806,000            0          *
         Steven I. Kern..............        2,500,000(9)            2,500,000            0          *
         Ira Victor..................           50,000(10)              50,000            0          *
         Mark Politi.................           50,000(11)              50,000            0          *
         Alan Weiss..................          100,000(12)             100,000            0          *
         Murdie Antonio..............          200,000(13)             200,000            0          *

         Total.......................       99,372,794              73,116,000       26,256,794      13.1%
----------

*    Represents less than one percent.

(1) Assumes that the selling shareholders will resell all of the offered shares and the selling shareholders will hold no shares for their own accounts.
(2) Represents up to 40,000,000 shares of our common stock that we may sell to Swartz pursuant to the Investment Agreement and 7,000,000 shares of our common stock that we may issue to Swartz upon Swartz's exercise of the commitment warrant issued in connection with the Investment Agreement. It is expected that Swartz will not own beneficially more than 9.9% of our outstanding common stock at any time. The Manager of Swartz's Eric Swartz.
(3) Includes 1,500,000 shares of our common stock issuable upon exercise of outstanding stock options. Includes 26,256,794 shares of common stock owned by Petro-Med, Inc. Mr. Kern is Chairman of the Board and Chief Executive
     Officer of Petro-Med, Inc. and may be deemed the beneficial owner of such shares. Does not include an aggregate of 2,250,000 shares of common stock held by Mr. Kern's spouse and adult children. Mr. Kern disclaims beneficial ownership of the shares held by such persons. Mr. Kern is Chairman of our Board of Directors and our Chief Executive Officer.
(4) Includes 1,000,000 shares of our common stock issuable upon exercise of outstanding stock options. Does not include an aggregate of 7,260,000 shares of our common stock held by Ms. Kern's spouse and adult children.
     Ms. Kern disclaims beneficial ownership of the shares held by such persons.
     Ms. Kern is our Company's President and Corporate Secretary and is a member of our Board of Directors.
(5) Includes 450,000 shares of our common stock issuable upon exercise of outstanding stock purchase warrants. Mr. Hall is a member of our Board of Directors.
(6) Includes 450,000 shares of our common stock issuable upon exercise of outstanding stock purchase warrants. Mr. Goldstein is a member of our Board of Directors.
(7) Includes 300,000 shares of our common stock issuable upon exercise of outstanding stock purchase warrants.
(8) Includes 200,000 shares of our common stock issuable upon exercise of outstanding stock purchase warrants.
(9) Includes 2,500,000 shares of our common stock issuable upon exercise of outstanding stock options. Mr. Kern is our Chief Operating Officer and Chief Financial Officer.
(10) Includes 50,000 shares of our common stock issuable upon exercise of outstanding stock purchase warrants.
(11) Includes 50,000 shares of our common stock issuable upon exercise of outstanding stock purchase warrants.
(12) Includes 100,000 shares of our common stock issuable upon exercise of outstanding stock purchase warrants.
(13) Includes 200,000 shares of our common stock issuable upon exercise of outstanding stock purchase warrants.

                                       11

     The securities we issued to the selling shareholders were sold in private, unsolicited transactions that did not involve a public offering pursuant to an exemption from registration under Section 4(2) of the Securities Act. All of the selling shareholders other than Swartz and INL are our employees or are consultants to us. The issuance of shares of our common stock to INL, a Canadian corporation, was also made pursuant to the exemption available under Regulation S.

Amended and Restated Investment Agreement

     On February 15, 2001, we entered into an amended and restated investment agreement with Swartz, which amended and restated our investment agreement dated June 30, 2000. The investment agreement entitles us to issue and sell our common stock to Swartz for up to an aggregate of $30 million from time to time during a three-year period beginning on the date that this registration statement is declared effective. Each election by us to sell stock to Swartz is referred to as a put right.

     The current number of shares that Swartz could receive and resell under the equity line for each of our puts is the lesser of 1,500,000 shares per put or 15% of the aggregate daily reported trading volume of our common stock for the last 20 days, which currently calculates to approximately 780,000 shares. We estimate that we will make to Swartz no more than ten puts per year. Using the pricing mechanism and the current market price and trading volume of our common stock, we estimate that we will put to Swartz a total of 23,400,000 shares of our common stock over the next three years.

     Put Rights. In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of shares of our common stock that may be issued as a consequence of the exercise of our put right. We must also give at least ten but not more than 20 business days' advance notice to Swartz of the date on which we intend to exercise a particular put right and we must indicate the maximum number of shares of our common stock that we intend to sell to Swartz. At our option, we may also designate a maximum dollar amount of our common stock (not to exceed $2 million) that we will sell under the put and/or a minimum purchase price per common share at which Swartz may purchase shares under the put. The number of shares of our common stock sold to Swartz in a put may not exceed the lesser of

          o    1.5 million shares,
          o 15% of the aggregate daily reported trading volume of our common stock, excluding certain block trades of our common stock, during the 20 business days after the date of our put notice, excluding any trading days in which the common stock trades below a minimum price, if any, that we specify in our put notice,
          o 15% of the aggregate daily reported trading volume of our common shares during the 20 business days before the put date, excluding certain block trades, or
          o a number of shares that, when added to the number of shares acquired by Swartz under the investment agreement during the 31 days preceding the put date, would exceed 9.99% of the total number of shares of our common stock outstanding.

     For each share of our common stock, Swartz will pay us the lesser of:

          o    The market price for such share, minus $.075; or
          o    91% of the market price for the shares.

Provided, however, that Swartz may not pay us less than the designated minimum per share price, if any, that we indicate in our notice.

     Market price is defined as the lowest closing bid price for our common stock on its principal market during the pricing period. The pricing period is defined as the 20 business days immediately following the date we exercise the put right.

     Limitations And Conditions Precedent To Our Put Rights. Swartz is not required to acquire and pay for any shares of our common stock with respect to any particular put for which, between the date we give advance notice of an intended put and the date the particular put closes:

          o We have announced or implemented a stock split or combination of our common stock;

          o    We have paid a common stock dividend;
          o We have made a distribution of all or any portion of our assets or evidences of indebtedness to the holders of our common stock; or
          o We have consummated a major transaction, such as a sale of all or substantially all of our assets or a merger or tender or exchange offer that results in a change of control of our company.

     Short Sales. Swartz and its affiliates are prohibited from engaging in short sales of our common stock unless Swartz has received a put notice under which shares have not yet been issued and the amount of shares involved in the short sale does not exceed the number of shares specified in the put notice.

     Cancellation of Puts. We must cancel a particular put between the date of the advance put notice and the last day of the pricing period if:

          o We discover an undisclosed material fact which would cause the registration statement not to be current and effective until the registration statement was amended or supplemented to incorporate such fact;
          o The registration statement registering the resale of our common stock becomes ineffective; or
          o    Our common stock is delisted from the then primary exchange.

     If a put is canceled, it will continue to be effective, but the pricing period for the put will terminate on the date notice of cancellation of the put is given to Swartz. Because the pricing period will be shortened, the number of shares Swartz will be required to purchase in the canceled put will be smaller than it would have been had the put not been canceled.

     Shareholder Approval. Under the investment agreement, we may sell Swartz a number of shares that is more than 20% of our shares outstanding on the date of this prospectus. If we become listed on the NASDAQ Small Cap Market or NASDAQ National Market, we may be required to obtain shareholder approval to issue some or all of the shares to Swartz. As we are currently a bulletin board company, we do not need shareholder approval.

     Termination of Investment Agreement. We may terminate our right to initiate further puts or terminate the investment agreement at any time by providing Swartz with notice of such intention to terminate; however, any such termination will not affect any other rights or obligations we have concerning the investment agreement or any related agreement.

     Restrictive Covenants. During the term of the investment agreement and for a period of one-year after the investment agreement is terminated, we are prohibited from engaging in certain transactions. These include the issuance of any equity securities, or debt securities convertible into equity securities, in a private transaction without the prior written approval of Swartz. We are also prohibited from entering into any private equity line type agreements similar to the investment agreement without obtaining Swartz's prior written approval.

     Right of First Refusal. Swartz has a right of first refusal to participate in any private capital raising transaction of equity securities that closes on or prior to one year after the termination of the investment agreement.

     Swartz's Right of Indemnification. We have agreed to indemnify Swartz (including its stockholders, officers, directors, employees, investors and agents) from all liability and losses resulting from any misrepresentations or breaches we make in connection with the investment agreement, our registration rights agreement, other related agreements, or the registration statement.

Additional Securities Being Registered

     On February 3, 2000, we entered into a letter agreement with INL pursuant to which we granted INL a warrant to purchase up to 10,000,000 shares of our common stock at an exercise price of $0.03 per share. As of the date of this prospectus, INL has exercised the entire option, and purchased, 10,000,000 shares of our common stock.

     On February 1, 2000, we granted an option to purchase 2,500,000 shares of our common stock to Steven I. Kern in consideration for services rendered to our company as our Chief Financial Officer and Chief Operating Officer. The option expires on May 1, 2007 and the exercise price is $0.05 per share.

     On February 1, 2000, we issued warrants to each of Mr. Goldstein and Mr. Hall, in exchange for their continued services as directors. The warrants are immediately exercisable at an exercise prize of $0.21 per share. The warrants expire on May 1, 2007.

     On February 1, 2000, we granted to Gregg Martins and Fred Croft, warrants to purchase 250,000 and 350,000 shares of our common stock, respectively, in exchange for consulting services. The warrants are immediately exercisable at an exercise price of $0.21 per share. The warrants expire on May 1, 2007.

     On February 1, 2000, we granted warrants to three consultants to purchase an aggregate of 350,000 shares of our common stock in exchange for consulting services rendered. The warrants are immediately exercisable at an exercise price of $0.21 per share as to 300,000 warrants and $0.05 as to 50,000 warrants. The warrants expire on May 1, 2007.

     On January 17, 2000, we issued 100,000 shares of our common stock to each of Mr. Goldstein and Mr. Hall in exchange for services rendered. The shares were valued at $0.025 per share.

     On January 17, 2000, we issued 100,000 shares of our common stock to Gregg Martins, a consultant to our company, in exchange for services rendered. The shares were valued at $0.025 per share.

     On June 1, 1999, we granted an option to purchase 2,000,000 shares of our common stock to Cynthia Kern in consideration for services rendered to our company. Ms. Kern exercised the option during the fiscal year ended May 31, 2000. The exercise price for the option was $0.01 per share. On February 1, 2000 we granted an additional option to Ms. Kern to purchase 1,000,000 shares of our common stock at an exercise price of $0.21 per share. The option expires on May 1, 2007.

     On June 1, 1999, we granted an option to purchase 3,000,000 shares of our common stock to Gerald N. Kern in consideration for services rendered to our company. Mr. Kern exercised the option during the fiscal year ended May 31, 2000. The exercise price for the option was $0.01 per share. On February 1, 2000 we granted an additional option to Mr. Kern to purchase 1,500,000 shares of our common stock at an exercise price of $0.21 per share. The option expires on May 1, 2007.

     On June 1, 1999, we issued a warrant to purchase 400,000 Shares of our common stock to each of Lester Goldstein and Harry Hall, both directors of our company, in exchange for their service as directors and consulting services. The warrants were immediately exercisable at a price of $0.01 per share. The warrants expire on May 31, 2006. On February 3, 2000, Mr. Goldstein and Mr. Hall each exercised his respective warrant as to 250,000 shares.

                              PLAN OF DISTRIBUTION


     Each selling shareholder is free to offer and sell his or her shares of our common stock at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the shares of our common stock are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of our common stock, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of our common stock.

     The selling shareholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     Swartz is, and each remaining selling shareholder and any broker-dealer that assists in the sale of our common stock may be deemed to be, an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the shares of our common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions. The selling shareholders may agree to indemnify broker-dealers for transactions involving sales of our common stock against certain liabilities, including liabilities arising under the Securities Act.

     Because Swartz is, and each remaining selling shareholder may be deemed to be, an underwriter within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholders will be subject to prospectus delivery requirements.

     We have informed Swartz that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities Exchange Act, will apply to its sales in the market, and we have informed the other selling shareholders that these anti-manipulation rules may apply to their sales in the market. We have provided all of the selling shareholders with a copy of such rules and regulations.

     Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by the selling shareholders and any other person distributing our common stock. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M of the Securities Exchange Act may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

     Rules 101 and 102 of Regulation M under the Securities Exchange Act, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

     The selling shareholders, other than Swartz, also may resell all, or a portion, of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule. Swartz may not rely upon Rule 144 since Swartz is an underwriter within the meaning of Section 2(a)(11) of the Securities Act and the safe-harbor provided by Rule 144 is not available to underwriters of our common stock.

     Swartz and the other selling stockholders will pay all commissions, transfer taxes and other expenses associated with their sales. The shares offered hereby are being registered pursuant to our contractual obligations, and we have agreed to pay the expenses of the preparation of this prospectus.

                                   MANAGEMENT

Directors and Executive Officers

         The following persons are our current directors, executive officers and significant employees:

Name                          Age                 Position
----                          ---           ---------------------

Gerald N. Kern                 62           Chairman of the Board,
                                            Chief Executive Officer and Director

Steven I. Kern                 33           Chief Operating Officer and
                                            Chief Financial Officer

Cynthia Kern                   49           President and Corporate Secretary

Harry Hall                     65           Director

Lester Goldstein, PhD          57           Director

     Each director is elected to hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. All officers serve at the discretion of our Board of Directors.

Gerald N. Kern
Chairman of the Board and Chief Executive Officer; Director

     Mr. Gerald N. Kern has been our Chairman of the Board and Chief Executive Officer since July 1982 and has been a director of our company since July 1982. Mr. Kern served as our President from July 1982 until June 1995. From August 1996 to February 1998, Mr. Kern has also served as Chairman of the Board, President and Chief Executive Officer of GumTech International, Inc., a chewing gum company. From August 1994 to August 1996, Mr. Kern served as President of AURA Interactive, an electronics company. Since July 1982, he has served as President and Chief Executive Officer and a director of Petro-Med, Inc., a shareholder of our company.

Steven I. Kern
Chief Operating Officer and Chief Financial Officer

     Mr. Steven I. Kern has served as our Chief Operating Officer and Chief Financial Officer since February 2000. Prior to joining our company, Mr. Kern was the Vice President of Marketing for Financial Management Advisors, Inc. from February 1999 to January 2000. From July 1996 to January 1999, Mr. Kern served as a Vice President for Merrill Lynch in its Private Client Group. Mr. Kern was also a Vice President for Smith Barney from October 1993 to July 1996. He graduated from the University of California, Los Angeles with a B.A. in English.

Cynthia S. Kern
President and Corporate Secretary

     Mrs. Kern has served as our President since June 1995 and as our Corporate Secretary since July 1982. Prior to joining us, Mrs. Kern served as President and Treasurer of FSL Cosmetics, Ltd. Mrs. Kern earned a B.A. in English from the University of California at Los Angeles.

Lester F. Goldstein, Ph.D.
Director

     Dr. Goldstein has been a member of our Board of Directors since July 1982. Since January 2000, Dr. Goldstein has served as the President and Chief Operating Officer of Island Mist, a manufacturer of portable missing systems. From April 1998 to January 2000, Dr. Goldstein was Vice President of Coast Energy, a manufacturer of energy saving devices. From August 1996 to February 1998, Dr. Goldstein served as Executive Vice President of Gumtech International, Inc., a chewing gum manufacturer, where he was responsible for operations. Prior to that position, from July 1992 to August 1996 Dr. Goldstein served as Vice
President of AURA Systems, an electronics company. Dr. Goldstein obtained a B.A.
from Hofstra University in Physics and Mathematics and an M.S. and Ph.D. in Physics from the Polytechnic University of New York.

Harry Hall
Director

     Mr. Hall has been a member of our Board of Directors since 1984. Mr. Hall has over 30 years of corporate management experience. Since 1986, Mr. Hall has been a principal at Hall & Associates, a sales and marketing consulting firm.
Mr. Hall is a graduate of Auburn University where he received a B.S. in Business
Administration and he has completed the Effective Executive Program at Wharton
University. Mr. Hall has also served as the President of the Consumer Affairs
Committee of the American Apparel Manufacturers Association.

Executive Compensation

     The following table sets forth information concerning the compensation of our chief executive officer and each of the other two most highly compensated executive officers for services rendered in all capacities to our company for each of the fiscal years ended May 31, 1998, 1999 and 2000. Due to our financial condition, all executive officers have agreed to defer receipt of their compensation during each of the last three fiscal years. All of the individuals named in the table will hereinafter be referred to as the "Named Executive
Officers".


                                             SUMMARY COMPENSATION TABLE


------------------------------------- --------------------------------------- --------------------------------------
                                      Annual Compensation                     Long-Term Compensation Award
------------------------------------- --------------------------------------- --------------------------------------
                                                                                 Restricted        Securities
                                      Fiscal                                      Stock            Underlying
Name and Principal Position           Year            Salary         Bonus        Grants           Options
------------------------------------- ----------- -------------- ------------ ----------------- --------------------
Gerald N. Kern                        2000        $ 54,000           $ 0          None              4,500,000
   Chairman of the Board and          1999        $ 108,000          $ 0          None              None
   Chief Executive Officer            1998        $ 108,000          $ 0          None              None
------------------------------------- ----------- -------------- ------------ ----------------- --------------------
Steven I. Kern                        2000        $ 0                $ 0          None              2,500,000
   Chief Operating Officer and        1999        $ 0                $ 0          None              None
   Chief Financial Officer            1998        $ 0                $ 0          None              None
------------------------------------- ----------- -------------- ------------ ----------------- --------------------
Cynthia Kern                          2000        $ 22,500           $ 0          None              3,000,000
   President and Corporate            1999        $ 45,000           $ 0          None              None
  Secretary                           1998        $ 45,000           $ 0          None              None
------------------------------------- ----------- -------------- ------------ ----------------- --------------------

     We do not currently maintain any employee benefit plans for our employees.
Employee benefits, including medical, dental and life insurance benefits and a 401(k) retirement savings plan, may be considered when management deems it necessary to attract and maintain additional key employees.

                                                         18


                                              OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in the fiscal year ended May 31, 2000 to the Named Executive Officers.

---------------------- ---------- ------------------------- ------------------- --------------- ------------- -------------
                                                                    Percent
                                                                 Total Options
                                     Number of Securities         Granted to         Exercise                    Grant
                       Grant              Underlying           All Employees in       Price      Expiration      Date
    Named Officer      Date            Options Granted            Fiscal Year       ($/Share)       Date         Value
    -------------      ----            ---------------            -----------       ---------       ----         -----
---------------------- ---------- ------------------------- ------------------- --------------- ------------- -------------
Gerald N. Kern         6/1/99             3,000,000                  33.3%            $0.01     5/31/06       $30,000
                       2/1/00             1,500,000                  16.7%            $0.21     5/1/07        $45,000
---------------------- ---------- ------------------------- ------------------- --------------- ------------- -------------
Steven I. Kern         2/1/00             2,500,000                  16.7%            $0.05     5/1/07        $75,000
---------------------- ---------- ------------------------- ------------------- --------------- ------------- -------------
Cynthia Kern           6/1/99             2,000,000                  22.2%            $0.01     5/31/06       $20,000
                       2/1/00             1,000,000                  11.1%            $0.21     5/1/07        $30,000
---------------------- ---------- ------------------------- ------------------- --------------- ------------- -------------

                   OPTION EXERCISES AND FISCAL YEAR-END VALUES

         The following table provides information on option exercises in the fiscal year ended May 31, 2000, by the Named Executive Officers and the value of unexercised options held by the Named Executive Officers as of May 31, 2000.

------------------------- --------------- ----------- ---------------------------------- ----------------------------------
                                                                  Number of
                                                            securities underlying              Value of unexercised
                              Shares                         unexercised options              in-the-money options at
                           acquired on      Value              at May 31, 2000                     May 31, 2000
------------------------- --------------- ----------- -------------- ------------------- ----------------- ----------------
Name                         Exercise      realized    Exercisable     Unexercisable     Exercisable       Unexercisable
----                         --------      --------    -----------     -------------     -----------       -------------
------------------------- --------------- ----------- -------------- ------------------- ----------------- ----------------

       Gerald N. Kern     3,000,000       $810,000      1,500,000            None        $477,150                --
------------------------- --------------- ----------- -------------- ------------------- ----------------- ----------------
       Steven I. Kern     None                  --      2,500,000            None        $695,250                --
------------------------- --------------- ----------- -------------- ------------------- ----------------- ----------------
       Cynthia Kern       2,000,000       $580,000      1,000,000            None        $318,100                --
------------------------- --------------- ----------- -------------- ------------------- ----------------- ----------------

Employment Agreements

     We entered into an employment agreement with Gerald N. Kern dated as of February 3, 2000 and approved by our directors on April 20, 2000, providing for his employment as Chief Executive Officer effective February 3, 2000. The agreement is contingent upon completion of the Swartz offering. The agreement provides for a three-year term and a base salary of $150,000 per annum for the first year with a minimum annual increase equal to the consumer price index. He is also eligible for bonuses at the discretion of our Board of Directors.
Certain other expenses, such as a car allowance, travel and expense account, will also be paid to him on a monthly basis. We may terminate Mr. Kern's employment with or without cause. However, if we terminate him without cause this would result in a lump sum severance payment, including the unearned salary for the remainder of the term plus any prorated earned bonuses. Also, upon a change of control, Mr. Kern may elect to terminate his employment and obtain a lump sum severance payment equal to the base salary for the remaining term of the agreement plus any prorated earned bonuses. In the event that the Swartz financing is completed, we will grant Mr. Kern an option to purchase 15,950,000 common shares that will vest over the term of his employment agreement.

     On February 3, 2000 we entered into an employment agreement with Steven I.
Kern, which was approved by our directors on February 3, 2000, providing for his employment as Chief Operating Officer and Chief Financial Officer. The agreement is contingent upon completion of the Swartz offering. The agreement provides for a three-year term and a base salary of $120,000 per annum. The base salary may be increased at the discretion of our Board. The agreement provides for payment of certain expenses, such as a car allowance, expense account and travel, and eligibility for executive bonuses at the discretion of our Board of Directors.
In the event that the Swartz financing is completed, we will grant Mr. Kern an option to purchase 13,950,000 shares that will vest over the term of his employment agreement. We may terminate Mr. Kern's employment with or without cause. However, if we terminate him without cause this would result in a lump sum severance payment equal to the remainder of the base salary due under the agreement. If within 12 months of a change in control Mr. Kern's employment is

                                       19

terminated other than for cause, or if Mr. Kern refuses to accept or voluntarily resigns from a position other than a qualified position, then he will receive a lump sum severance payment equal to 12 months of his then current salary.

                                    BUSINESS

     Meditech Pharmaceuticals, Inc. is a Nevada corporation. We began our business in May 1982 and incorporated in Nevada on March 21, 1983.

Our Products

     We have developed two patented compounds: MTCH-24(TM) and Viraplex(R). Both of these compounds show positive test results for treatment of a variety of enveloped viruses. An enveloped virus is one in which the infectious particle is surrounded by a coating made of protein, fatty substances and carbohydrate.

MTCH-24(TM)

     Herpes I and II are enveloped viruses. How MTCH-24(TM) acts against enveloped viruses is not fully understood. However, based on laboratory tests conducted for our company, MTCH-24(TM) is believed to be effective against a wide range of other enveloped viruses such as influenza, Epstein-Barr virus, respiratory syncytial virus (a virus which affects the respiratory system), pseudorabies (a specific virus in the rabies family), rhino tracheitis (an infection of the lungs and throat), and cytomegalovirus. It is also believed to be effective against rotavirus, a non-enveloped virus that is a major cause of diarrhea and inflammation of the intestinal tract in infants and in certain animals.

     EBV is a herpes virus that causes infectious mononucleosis and may be a cause of Burkitt's lymphoma, a disease found mostly in Africa and New Guinea, and less frequently, in the United States. EBV causes widespread early childhood disease in developing countries, and is also associated with nasopharyngeal carcinoma, a malignant tumor of the nose, usually affecting young adults.

     CMV is a virus, the effects of which vary substantially depending upon the age and immune status of the infected person. Infection of an infant can result in a fatal disease involving the nervous system and liver. Infection acquired later in life may cause a syndrome clinically indistinguishable from mononucleosis. Generalized CMV infection, which can be fatal, may also occur in patients whose immune systems have been compromised.

     Rotavirus is believed to be the causative agent in over 50% of all cases of acute diarrhea in children requiring hospitalization. It can be highly contagious and sometimes fatal. Rotavirus is also a major cause of gastroenteritis in swine and lambs. Gastroenteritis is an inflammation often due to an infectious agent of the intestinal tract with a mortality rate of 30% to 50%.

     Initial therapeutic uses of MTCH-24(TM) will include the topical treatment of Herpes Simplex Virus I and acne. Future dosage forms and uses covered by patents include creams, lotions, mouthwashes, cleansers, surface disinfectants, impregnated facial tissues, douches and inhalants. We have developed an over-the-counter product containing MTCH-24(TM) for treating symptoms of herpes simplex virus infections of the lips, mouth, and face (e.g. cold sores and fever blisters). Initially, the active ingredients shown in the product will be drugs, other than MTCH-24(TM), that previously have been recognized by the FDA as safe and effective for their intended use, as specified in FDA monographs or proposed monographs. MTCH-24(TM) will be used in these products as a non-active ingredient or a surfactant, an agent that is used externally such as soap or topical anti-microbial agent plus wetting agent. An anti-microbial agent is one that either prevents or kills microbes, including bacterial germs and viruses. Under these conditions, we hope our over-the-counter product will fall within the scope of the FDA regulations. Consequently, we may be able to bring our product to market in the United States without further FDA approval. Outside FDA and Federal Trade Commission counsel will conduct extensive legal research prior to the release for sale of any of our products.

Viraplex(R)

     The National Cancer Institute has conducted studies since 1987 to screen 60,000 drugs against cancer related organisms. One of the final drugs remaining in this study as being potentially effective against some cancers is Viraplex(TM). They have not yet completed the testing to determine actual effectiveness.

     One of the problems in moving this project forward was the inherent insolubility of Viraplex(R). In 1997 and 1998, we reformulated the drug into a fully soluble form, now making it possible to deliver the maximum therapeutic dose to the intended site of delivery. We may use part of the proceeds from this offering to continue the cancer trials via the production of the more soluble form of the drug.

     We are currently testing Viraplex(R), as well as MTCH-24(TM). Pending satisfactory test results, we plan to develop additional products containing these drugs. Viraplex(R), which is administered orally in capsule form as a prescription treatment for orofacial and genital herpes simplex virus infections, started Phase III clinical trials for safety and effectiveness in humans. However, we have suspended these trials pending the obtaining of additional capital to finance the trials. We received permission from the FDA in 1987 to initiate a 320-patient Phase III study, consisting of 160 patients with genital herpes and 160 patients with orofacial herpes. We had completed more than 50% of this testing prior to our suspension of the testing due to lack of funds. Because this test was structured as a double blind test (a test where half the patients unknowingly receive a placebo and the other half unknowingly receive the drug) only the bio-statistician has the ability to determine the test results prior to completion of the testing. If we decide to complete this test, instead of commencing a new test, the results will be published upon completion.

Agricultural Products

     Fungal, bacterial and viral plant diseases cause loss of crops worldwide. Fungi pose a major health hazard by producing mycotoxins, toxic chemical substances that cause potentially deadly diseases in humans and animals. In particular, aflatoxin produced by Aspergillus flavus is among the most deadly substances known to mankind. Aflatoxin is a plant disease that affects grain crops such as corn and wheat. Aspergillus is a group of fungi that causes disease in humans, animals and plants. In humans, Aspergillus commonly causes lung disease due either to direct growth of the organism or by allergic mechanisms. The Aspergillus flavus strain often grows on stored grain, corn and other foodstuffs causing spoilage, and may produce toxic substances that render these foods poisonous. MTCH-24 (TM) has been shown to be effective in inhibiting and preventing the growth of Aspergillus on wheat and corn.

     Organisms of the bacteria genus Xanthomonas cause citrus canker. Xanthomas consist of a group of bacteria that infects plants and causes significant loss of commercially important fruits and vegetables. MTCH-24(TM) has been shown to inhibit this organism at concentrations non-toxic to humans. Biosciences Laboratories in Montana is currently conducting tests using MTCH-24(TM) against this organism and two others.

     We have engaged in limited testing and development in this area and are seeking to interest potential licensees or joint venture partners to provide assistance in testing, obtaining the necessary approvals for, and marketing one or more of our agricultural products. At this point, we have not decided which of our agricultural products we will seek to develop commercially or the order of such development. This will depend in large part on the identity of the licensees or joint venture partners and the wishes and interests of such parties.

Marketing Plan

     Presently, depending upon the timing and amount raised through our investment agreement with Swartz, we estimate that we will have commercial products that we will market in the United States within the next two years. In addition, we intend to bring out an MTCH-24(TM)-based Cold Sore product in the United States. The target customers for our products are drug chains, drug wholesalers, mass marketers and food chains. We also plan to market our product directly over the Internet. If available, we intend to employ independent sales representative organizations.

     We hope to use an independent advertising group to market and promote our products. We would aim media at the appropriate segments of the population, as well as publications targeting the self-medicating segment. We intend for most of the advertising to be in print. We have assigned the task of developing a brand name to a professional outside agency specializing in drug naming. We hope to select a name with maximum consumer impact and long consumer attention span. We are also working with a drug naming consulting firm to develop a name we will use commercially for MTCH-24(TM). We have selected the name Zorex(TM) and have filed a trademark application with the United States Patent and Trademark Office to register the mark.

     In addition to our selling efforts upon commercialization of our products, we are currently attempting to enter into licensing arrangements with larger pharmaceutical and consumer product companies, especially on an international level. Because we can enter into licensing arrangements prior to commercialization of our products, licensing arrangements can be used to raise capital and obtain assistance with research and development. For example, on February 3, 2000, we entered into a letter agreement with INL. Pursuant to the agreement, we granted INL an irrevocable option for a period of one year to obtain an exclusive license to make, have made, promote, sell and distribute Viraplex and MTCH-24(TM), and any derivatives or formulation of either product, throughout the world, excluding the United States. Pursuant to this letter agreement, INL has paid to us $100,000 in anticipation of entering into a formal license agreement in which we will receive a seven percent and four percent royalty on INL's net sales of MTCH-24(TM) and Viraplex, respectively. In addition, INL will initiate and fund a minimum of $20,000 worth of research and development activities on MTCH-24(TM) and Viraplex, and will provide to us all data from these activities.

     Pursuant to the letter agreement, we also granted to INL an irrevocable option to purchase 10,000,000 shares of our common stock at an exercise price of $0.03 per share. The shares of common stock issuable upon exercise of the option are being registered in this registration statement. INL paid to us an additional $25,000 relating to this irrevocable option. Finally, we have also agreed to nominate INL's president to our board of directors upon the effectiveness of this Registration Statement.

Competition

     There is at least one FDA-approved product currently available, by prescription, for the treatment of herpes infections. Burroughs-Wellcome Co. sells it under the name Zovirax(R) (Acyclovir). FDA approval of Zovirax is limited to selected cases of genital and mucocataneous herpes and also to specific usage. Mucocataneous herpes relates to certain lubricating linings in the body and/or skin. Herpes Simplex Viruses typically cause infection at these sites. Other companies are testing vaccines intended to prevent infection by herpes viruses. Treatment of persons presently afflicted with recurrent herpes infections is the primary focus of the products we are developing.

     Many pharmaceutical companies and other researchers have announced their intention to introduce, or are believed to be in the process of developing a variety of products that may perform some or all of the functions of our Viraplex(R) and MTCH-24(TM) products. Competing products are already available for many of the functions of our MTCH-24(TM) products. Other current competitors include Uniliver (with Vaseline Intensive lip care), Avanir Pharmaceuticals (with Docusanol) and Blistex.

Patents

     Our performance and ability to compete depends to a significant degree on our proprietary knowledge. We rely or intend to rely on a combination of patent and trade secret laws, non-disclosure agreements and other contractual provisions to establish, maintain and protect our proprietary rights.

     MTCH-24(TM)

     1. United States Patent #4,717,735 (Antibacterial Methods and Agent), issued January 1, 1988 (6 claims)
     2. United States Patent #4,719,235 (Methods and Compositions for Treating Viral Infections), issued January 12, 1988 (37 claims)
     3. United States Patent #4,752,617 (Antibacterial Methods and Agent), issued June 21, 1988 (6 claims)
     4. Canadian Patent #1,242,147 (Method for Treating Viral Infection), issued September 20, 1988 (6 claims)
     5. Canadian Patent #1,256,032 (Method and Composition for Treating Viral Infections), issued July 20, 1989 (16 claims)
     6. United States Patent #4,885,310 (Antifungal Methods and Agent), issued December 205, 1989 (26 claims)

     VIRAPLEX (R)(R)

     1. Italian Patent #1,196,739 (Herpes Simplex Treatment), issued November 25, 1988 (6 claims)

     2. United States Patent #4,810,707 (Herpes Simplex Treatment), issued March 7, 1989 (5 claims)

     3. Canadian Patent #1,261,269 (Herpes Simplex Treatment), issued September 26, 1989 (14 claims)

Government Regulation

     Pharmaceutical products are subject to extensive regulation in the United States and most foreign countries. In the United States, ethical pharmaceutical products cannot be marketed or sold before they have passed the FDA's required three-stage process. Providing adequate test data, completing filings and obtaining final regulatory approval is usually a multi-year process.

     Once ethical pharmaceutical products are approved for sale, many of them are purchased through health plans which are subject to state and Federal regulations including the Health Maintenance Act of 1973, the Knox-Keene Act in California, and numerous other regulations which bar some forms of treatment and some pharmaceutical products as being "experimental" or "not medically necessary."

     Similar regulations and regulatory oversight are in place in most countries. This ongoing regulatory oversight can also result in the withdrawal of products from the market after their approval for sale in instances where new test data creates additional regulatory concerns.

Employees

     We currently have three employees. We currently contract with outside partners to perform the testing and registration of our patented products. As we move toward completion of testing and introduction of products to the market, we plan to substantially increase the number of employees in administrative and marketing roles.

Litigation

     We are not a party to any material legal proceedings nor are we aware of any pending litigation against our company.

Properties

     We currently operate out of space owned by Gerald Kern, our Chairman and CEO, that is provided to us without charge. This space will not be adequate for operations as we move forward. We anticipate acquiring a small office in Los Angeles within the next 12 months.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     You should read the following discussion of our financial condition and operations in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to, those described under "Risk Factors" and elsewhere in this prospectus.

Overview

     We are a drug development company, founded in 1982, focused in the areas of research, development, and marketing in the biomedical industry, with an emphasis on anti-infective drugs. We have completed various stages of planning and developing products containing our proprietary drugs Viraplex (R) and MTCH-24(TM).

     Our development activities since inception have included efforts to secure financing, create a management and business structure, and develop and test Viraplex (R) and MTCH-24(TM) for release as both over-the-counter and ethical products. These activities have produced very little operating revenues.

     From the time we became a public company in 1983 to 1987, our operations related primarily to research and development, securing our patents, initiating and continuing clinical tests, recruiting personnel and raising capital. In 1987 we halted testing of our products and significantly reduced our research and development efforts due to a lack of funding. From 1987 through late-1999, we had very limited operations, and conducted minimal research and development in order to keep our existing projects active. During our period of inactivity, most of the costs incurred by the Company related to general administrative expenses, primarily executive compensation which was accrued but not paid and stock based compensation, and other minimal operating costs to keep the Company and its products afloat pending a financing. In late-1999, in anticipation of our financing arrangement with Swartz Private Equity, LLC, we gradually restarted research and development efforts and minimal testing of our products.

     We anticipate that, with the anticipated proceeds we will receive through the sale of our common stock to Swartz under the Investment Agreement, we will be able to expand our research and development efforts and complete testing, or conduct new testing, of our products.

Going Concern


     Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements, we experienced a loss of approximately $631,000 during the nine months ended February 28, 2001, had a cash balance of approximately $265,000, and had an accumulated deficit of approximately $16,682,600 at February 28, 2001. These factors, among others, raise substantial doubt about our ability to continue as a going concern.


     We must raise additional funds in order to actively reinstate our research and development efforts, to complete existing product testing which was suspended in 1987, or commence new testing on such product, and to conduct additional testing on our products. We intend to obtain the necessary financing through our Investment Agreement with Swartz Private Equity, LLC. There can be no assurance that we will be successful in raising from Swartz sufficient additional capital in order to continue and complete our research and development and testing. Our future success is dependent upon raising additional money to provide for the necessary operations of the Company. If we are unable to obtain such additional financing, there would be a material adverse effect on our business, financial position, and results of operations. Our continuation as a going concern is dependent on our ability to generate sufficient capital to meet our obligations on a timely basis, and to continue and complete our research and development and testing efforts.

Nine Months Ended February 28, 2001, Compared with Nine Months Ended February 28, 2000

     We incurred a net loss of approximately $631,000 for the nine months ended February 28, 2001, as compared to a net loss of approximately $980,400 for the nine months ended February 28,2000. The decrease in net loss of approximately $349,400 is due primarily to a decrease in stock based compensation expense in fiscal 2001 as compared with fiscal 2000.

     The decrease in general and administrative expenses from approximately $751,300 for the nine months ended February 28, 2000 to approximately $375,300 for the nine months ended February 28, 2001, is due primarily to a decrease in stock based compensation expense.

     The increase in research and development expenses from zero for the nine months ended February 28, 2000 to approximately $6,500 for the nine months ended February 28, 2001, is a result of the Company reinstating certain research and development efforts in anticipation of the financing arrangement with Swartz Private Equity, LLC. In prior periods, the Company had conducted minimal or no research and development due to a lack of funding. Because the Company anticipates raising capital through this financing arrangement, it has gradually restarted its research and development efforts.

     The increase in interest expense from approximately $229,100, for the nine months ended February 28, 2000 to approximately $250,700 for the nine months ended February 28, 2001 is primarily due to an increase in advances to the Company from affiliates, upon which interest expense is calculated. Because the Company has not had the funds to pay all of its general and administrative operating expenses, the Company's Chief Executive Officer from time to time advances funds to the Company to cover such expenses. As a result, the Company records the expense when paid and records an increase in advances from affiliates.


Fiscal Year Ended May 31, 2000 Compared with Fiscal Year Ended May 31, 1999.

Results of Operations

     The consolidated May 31, 2000 financial statements included a net loss of $1,150,100, of which $309,000, or approximately 27%, was due to interest accruals. The consolidated May 31, 1999 financial statements included a net loss of $767,400, of which $283,000, or approximately 37%, was due to interest accruals and salary accruals. The increase in net loss from fiscal year 1999 to fiscal year 2000 is due primarily to the recognition of stock based compensation of approximately $400,000 attributable to the option granted to Immune Network, Limited.

Sources of Revenues and Revenue Recognition

     Our revenues have grown to $25,000 in 2000 after no revenues in 1999. Revenues consist entirely of a $25,000 fee paid to us by Immune Network, Limited ("INL") connection with the execution of our letter agreement dated February 3, 2000. Pursuant to the letter agreement, we granted INL an irrevocable option to license, develop and market several applications of MTCH-24(TM) and Viraplex
(R). In addition, pursuant to the letter agreement, INL is obligated to pay to us the sum of $100,000 upon execution of a definitive license agreement. Although we have not completed negotiations of the license, INL has paid the $100,000, which has been recorded as deferred revenue as of May 31, 2000.

     We will recognize revenues from licenses over the period of the applicable license.

Operating Expenses

     Our expenses include research and development and general and administrative. Research and development consists of laboratory expenses, consulting expenses, test expenses, clinical and research salaries, and other costs associated with the development of products not yet marketed. General and administrative expenses include the salaries and benefits costs of management and other non-manufacturing employees, including stock based compensation, sales and marketing expenses, rent, accounting, legal and operational costs. Personnel compensation and facilities costs represent a high percentage of our operating expenses and are relatively fixed in advance of each quarter.

     Research and Development Costs. Direct research and development costs in 2000 were $1,200, up from $0 in 1999. This increase is due to the gradual restarting of our research and development efforts in anticipation of our financing with Swartz.

     General and Administrative Expenses. Direct salaries and costs were $484,400 in 1999 and increased to $864,900 in 2000, an increase of approximately 79%. The increase in direct salaries and costs for 2000 compared to 1999 was primarily due to the stock based compensation attributable to the INL option grant. In the future, we expect direct costs to increase in absolute dollar terms but to decrease as a percentage of revenues due to over-the-counter products reaching the market and the sale of additional product licenses.

     Gerald Kern, our Chairman and Chief Executive Officer, advanced funds to us in order to pay certain of our selling, general and administrative expenses during 1999 and 2000. Upon receipt of these advances and payment of the expenses, the Company recorded the appropriate expense on its statement of operations and increased its liability for advances from affiliates. In the future, we expect selling, general and administrative expenses to increase in absolute dollars but to decrease as a percentage of revenues due to improved economies of scale and higher overall revenues.

Liquidity and Capital Resources

     Since inception, we have funded our operations and investments in property and equipment through cash from equity financings and licensing fees.

     Our cash and cash equivalents were $0 at May 31, 1999 and $114,800 at May 31, 2000. Cash was not augmented by net proceeds from financing activities in either year. This increase in cash is attributable to the payments received from INL.

     On June 30, 2000, we entered into an investment agreement with Swartz which was amended and restated on February 15, 2001. The investment agreement entitles us to issue and sell our common stock to Swartz for up to an aggregate of $30 million from time to time during a three-year period beginning on the date that this registration statement is declared effective. This is also referred to as a put right. The trading volume limits the dollar amount of each sale and a minimum period of time must occur between sales. In order to sell shares to Swartz, there must be an effective registration statement on file with the SEC covering the resale of the shares by Swartz and we must meet certain other conditions.

     We have incurred recurring operating losses and positive cash flows from operating activities and have negative working capital. We believe that our available equity financing arrangement with Swartz will be sufficient to meet our working capital and capital expenditure requirements for at least the next two years. However, there can be no assurance that we will receive financing from Swartz, that we will not require additional financing within this time frame or that such additional financing, if needed, will be available on terms acceptable to us, if at all.

Year 2000 Compliance

     The Year 2000 problem is the result of certain computer programs being written using two digits, rather than four digits, to define the applicable year. Any computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, or not recognize the date at all. If not corrected, this could result in system failures or miscalculations that could result in service or other interruptions. To date, we have not experienced any significant Year 2000 problems.

     Testing and compliance monitoring as part of our Year 2000 program will continue throughout 2000 to ensure proper leap year operations and that system changes and additions are Year 2000 compliant.


                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

     As discussed in our Form 8-K filed with the SEC on September 8, 2000, on September 6, 2000 our Board of Directors approved the engagement of Singer Lewak Greenbaum & Goldstein LLP, as our independent certified public accountants, to audit our financial statements for the fiscal year ending May 31, 2001. Singer

Lewak Greenbaum & Goldstein, LLP, was also engaged to audit our financial statements for the fiscal year ended May 31, 2000, and each of the two years in the period then ended, for inclusion in this registration statement. The engagement of Singer Lewak Greenbaum & Goldstein LLP follows the replacement of Roy A. Cohen, C.P.A., who had been engaged to audit our financial statements for the fiscal years ended May 31, 1985 through 1996. The audit reports provided by Roy A. Cohen, C.P.A. for the prior years did not contain an adverse opinion or disclaimer of opinion; however, the audit reports for such periods did contain a going concern qualification. We further engaged Singer Lewak Greenbaum & Goldstein, LLP to audit our financial statements for the fiscal year ended May 31, 1998 and each of the two years in the period then ended.

     There were no past or present disagreements between our company and Roy A. Cohen, C.P.A., on any matter of accounting principles or practices, financial statement disclosure or auditing, scope or procedure. There were no "reportable events" (as such term is defined in Item 304 of Regulation S-K) that occurred within our two most recent fiscal years nor any subsequent interim period preceding the replacement of Roy A. Cohen, C.P.A.

     During our two most recent fiscal years and any subsequent interim period prior to the engagement of Singer Lewak Greenbaum & Goldstein LLP, neither we nor anyone on our behalf consulted with Singer Lewak Greenbaum & Goldstein LLP, regarding either (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements or () any matter that was either the subject of a "disagreement" or a "reportable event."


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since our inception, we have received advances from Petro-Med, Inc., an affiliate, to fund our working capital requirements. Although we did not receive any advances during the fiscal years 2000 or 1999, we did accrue interest each year of $309,000 and $283,000, for the years ended May 31, 2000 and 1999, respectively, on the balance of outstanding advances. Interest accrues at the rate of nine percent per annum.

     Pursuant to our letter agreement dated February 3, 2000 with INL, and the proposed worldwide (excluding the United States) license agreement between our Company and INL which we are currently negotiating, we granted an option to INL to purchase 10,000,000 restricted shares of our common stock upon execution of the definitive license agreement. The option was issued to INL in consideration for analytic and development work to be performed by INL to develop new applications and new patent claims for our products. As of the date of this prospectus, INL has exercised the option as to, and paid for, all 10,000,000 shares.

     We have also agreed to grant to INL certain registration and information rights with respect to the option and shares purchased upon exercise of the option. Subject to certain limitations, we are obligated to use our best efforts to register the shares underlying the to option. We are also obligated to include the shares, subject to certain limitations, in any underwriting and in any other registration statement filed by us. The 10,000,000 shares are being registered pursuant to the registration statement of which this prospectus is a part.

     As previously discussed, we issued a warrant to Swartz to purchase 7,000,000 shares of our common stock as a condition to entering into the investment agreement dated June 30, 2000.

                               MARKET INFORMATION


     Our common stock is traded in the over-the-counter market and is quoted on the Nasdaq Over-The-Counter Bulletin Board system under the symbol "MDCH.OB." Prices reported represent prices between dealers, do not include markups, markdowns or commissions and do not necessarily represent actual transactions. The market for our shares has been sporadic and at times very limited.

     The following table sets forth the high and low bid quotations for our common stock for the fiscal years ended May 31, 2000 and 1999.

                                                  HIGH             LOW
                                                  ----             ---
Fiscal Year Ended May 31, 2000
 First Quarter                                   $0.02            $0.01
 Second Quarter                                   0.08             0.01
 Third Quarter                                    0.97             0.31
 Fourth Quarter                                   0.44             0.27

Fiscal Year Ended May 31, 1999
 First Quarter                                   $0.03            $0.02
 Second Quarter                                   0.02             0.02
 Third Quarter                                    0.03             0.02
 Fourth Quarter                                   0.04             0.01


     On April 25, 2001, the closing bid price of our common stock was $0.14 and there were approximately 3,000 shareholders of record, excluding stock held in street name.



                                 DIVIDEND POLICY

     We have never declared cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth, as of date of this prospectus, the stock ownership of each officer and director of our company, of all our officers and directors as a group, and of each person known by us to be a beneficial owner of five percent or more of our common stock. Except as otherwise noted, each person listed below is the sole beneficial owner of the shares and has sole investment and voting power over such shares. Unless otherwise indicated, the address of each names beneficial owner is the same as that of our principal executive offices located at 10105 E. Via Linda, No. 13, Scottsdale, Arizona 85258.

     Name and Address           Amount and Nature of               Percentage of
     of Beneficial Owner        Beneficial Ownership                   Class
     -------------------        --------------------               -------------

     Petro-Med, Inc.                26,256,794                          17.9%

     Gerald N. Kern                 33,266,794 (1)                      22.4%

     Steven I. Kern                  2,500,000 (2)                       1.7%

     Cynthia S. Kern                 3,000,000 (3)                       2.0%

     Lester Goldstein                1,050,000 (4)                       *

     Harry Hall                        800,000 (5)                       *

     Immune Network, Limited        10,000,000                           6.8%
     3650 Wesbrook Mall
     Vancouver, Canada, BC V6S ZLZ

     Swartz Private Equity, LLC      7,000,000 (6)                       4.6%
     200 Rosewell Summit
     Suite 285
     Roswell, Georgia 30076

     All directors & officers       40,616,794                           26.6%
     as a group (5 persons)
------------------------------------

* Less than 1%.

(1) Mr. Kern is the Chairman of the Board and Chief Executive Officer of Petro-Med, Inc. and may be deemed the beneficial owner of the 26,256,794 shares owned by Petro-Med, Inc. Includes 1,500,000 shares issuable upon exercise of outstanding stock options. Does not include an aggregate of 2,250,000 shares of our common stock held by Mr. Kern's spouse and adult children. Mr. Kern disclaims beneficial ownership of the shares held by such persons.
(2) Includes 2,500,000 shares issuable upon exercise of outstanding stock options.
(3) Includes 1,000,000 shares issuable upon exercise of outstanding stock options. Does not include an aggregate of 7,260,000 shares of common stock held by Ms. Kern's spouse and adult children. Ms. Kern disclaims beneficial ownership of the shares held by such persons.
(4) Includes 450,000 shares issuable upon exercise of outstanding stock purchase warrants.
(5) Includes 450,000 shares issuable upon exercise of outstanding stock purchase warrants.
(6) Includes 7,000,000 shares issuable upon exercise of the outstanding warrant we issued to Swartz in connection with the Investment Agreement.

     Pursuant to the Investment Agreement, Swartz has the right to acquire up to an additional 40,000,000 shares of our common stock under certain circumstances, excluding certain warrants. It is expected that Swartz will not own beneficially more than 9.9% of our outstanding common stock at any one time. See "Investment Agreement".

                            DESCRIPTION OF SECURITIES


     The following summary description of our capital stock is a summary and is qualified in its entirety by reference to our Articles of Incorporation, as amended to date and our Bylaws. All material terms of these referenced documents are disclosed in this document. Our authorized capital stock consists of 400,000,000 shares of common stock, $.001 par value per share, and 25,000,000 shares of preferred stock, $.001 par value per share.

Common Stock


     As of April 25, 2001, a total of 146,713,432 shares of our common stock were issued and outstanding. The holders of our common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting that commences with a lawful quorum is sufficient for approval of matters upon which shareholders may vote, including questions presented for approval or ratification at the annual meeting. Our common stock does not carry cumulative voting rights, and holders of more than 50% of our common stock have the power to elect all directors and, as a practical matter, to control our company. Holders of our common stock are not entitled to preemptive rights, and our common stock may only be redeemed at our election.


     After the satisfaction of requirements with respect to preferential dividends, if any, holders of our common stock are entitled to receive, pro rata, dividends when and as declared by our board of directors out of funds legally available therefore. Upon our liquidation, dissolution or winding-up, after distribution in full of the preferential amount, if any, to be distributed to holders of the preferred stock, holders of our common stock are entitled to share ratably in our assets legally available for distribution to our shareholders. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

     We currently do not have any shares of preferred stock outstanding. Our board of directors is authorized to issue up to 25,000,000 shares of preferred stock, without any further action by the stockholders. Our board of directors may also divide any and all shares of preferred stock into series and fix and determine the relative rights and preferences of the preferred stock, such as the designation of series and the number of shares constituting such series, dividend rights, redemption and sinking fund provisions, liquidation and dissolution preferences, conversion or exchange rights and voting rights, if any. Issuance of preferred stock by our board of directors will result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of our common stock and could dilute the voting rights of the holders of our common stock.

Dividends

     We have not paid any cash dividends to date, and we do not intend to declare any cash dividends on the common shares in the foreseeable future. Payment of dividends is solely at the discretion of our board of directors.

Options and Warrants


     We do not currently have in place a formal employee stock option plan. From time to time our Board of Directors has authorized the grant of stock options to employees and other service providers. Such options do not qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended. As of April 25, 2001, the following options to purchase our common stock were outstanding:


                    o an option to purchase 2,500,000 shares of our common stock at an exercise price of $0.05 per share, which will expire on May 1, 2007; and
                    o options to purchase an aggregate of 2,500,000 shares of our common stock at an exercise price of $0.21 per share, which will expire on May 1, 2007.


     As of April 25, 2001, the following warrants to purchase our common stock were outstanding:


                    o a commitment warrant issued to Swartz to purchase 7,000,000 shares of our common stock at an exercise price of $0.33 per share, which will expire on May 20, 2005;

                    o warrants to purchase an aggregate of 300,000 shares of our common stock at an exercise price of $0.01 per share, which will expire on May 31, 2006;

                    o warrants to purchase an aggregate of 50,000 shares of our common stock at an exercise price of $0.05 per share, which will expire on May 1, 2007,

                    o warrants to purchase an aggregate of 1,600,000 shares of our common stock at an exercise price of $0.21 per share, which will expire on May 1, 2007,

                INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

     As permitted by applicable law, our Bylaws provide that we will indemnify our officers, directors, employees, consultants and agents. This includes indemnification against attorneys' fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them arising out of their association with or activities on behalf of our company. However, they will not be indemnified if they are adjudged to have acted with gross negligence, engaged in willful misconduct, knowingly violated the law, breached their duty of loyalty or received improper personal benefit. We may also bear the expenses of such litigation for any such persons upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. Such expenditures could be substantial and may not be recouped, even if we are so entitled. We have provided for indemnification for liabilities arising under the Securities Act of 1933 as they may be permitted to directors, officers or persons controlling us. The SEC has informed us that such indemnification is against public policy and may be unenforceable.

                                 TRANSFER AGENT

     American Securities Transfer & Trust, Inc., 12029 W. Alameda Parkway, Lakewood, CO 80228, acts as our transfer agent and registrar for our common stock. Their telephone number is (303) 984-1062.

                                  LEGAL MATTERS

     Jeffers, Shaff, & Falk, LLP, Irvine, California 92612 has passed on the validity of the common stock offered by us.

                                     EXPERTS

     Our financial statements as of May 31, 2000 and for each of the years in the two year period ended May 31, 2000, have been included in this Prospectus and in the Registration Statement in reliance on the report, which contains an explanatory paragraph relating to our ability to continue as a going-concern as described in Note 3 to the financial statements, of Singer Lewak Greenbaum & Goldstein LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the rules and regulations of the SEC. For further information with respect to our company and this offering, we refer you to the registration statement and exhibits filed as part of it. You may inspect the registration statement, including the exhibits thereto, without charge at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York. You may obtain copies of all or any portion of the registration statement from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access such material electronically by means of the Commissions home page on the Internet at http://www.sec.gov. Descriptions contained in this prospectus as to the contents of an contract or other document filed as an exhibit to the registration statement are not necessarily complete and each such description is qualified by reference to such contract or document.

     We mail a copy of our audited Annual Report on Form 10-KSB along with a proxy statement to our shareholders prior to our annual meeting.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                                                        CONTENTS
                                  May 31, 2000 and February 28, 2001 (unaudited)

--------------------------------------------------------------------------------

                                                                        Page

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                       F-2

FINANCIAL STATEMENTS

     Consolidated Balance Sheets                                      F-3 - F-4

     Consolidated Statements of Operations                               F-5

     Consolidated Statements of Stockholders' Deficit                 F-6 - F-11

     Consolidated Statements of Cash Flows                           F-12 - F-14

     Notes to Consolidated Financial Statements                      F-15 - F-32

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
Meditech Pharmaceuticals, Inc.

We have audited the accompanying consolidated balance sheet, as restated (see
Note 2) of Meditech Pharmaceuticals, Inc. and subsidiary (development stage companies) as of May 31, 2000, and the related consolidated statements of operations and cash flows, as restated (see Note 2) for each of the two years in the period ended May 31, 2000, and the statement of stockholders' deficit for the four years ended May 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We have not audited the consolidated statements of operations, the consolidated statements of stockholders' deficit, and the consolidated statements of cash flows for the periods from May 4, 1982 (inception) to May 31, 1996, which constituted accumulated deficits aggregating to $12,621,500. These periods have been audited by other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the restated, consolidated financial statements referred to above present fairly, in all material respects, the financial position of Meditech Pharmaceuticals, Inc. and subsidiary as of May 31, 2000, and the results of their consolidated operations and their consolidated cash flows for each of the two years in the period ended May 31, 2000 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. During the years ended May 31, 2000 and 1999, the Company incurred net losses of $1,150,100 and $767,400, respectively. In addition, the Company's accumulated deficit was $16,051,600 as of May 31, 2000. Recovery of the Company's assets is dependent upon future events, the outcome of which is indeterminable. In addition, successful completion of the Company's transition, ultimately, to the attainment of profitable operations is dependent upon obtaining adequate financing to fulfill its development activities and achieving a level of sales adequate to support the Company's cost structure. These factors, among others, as discussed in Note 3 to the consolidated financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
November 8, 2000, except
for the fifth and sixth
paragraphs of Note 5,
as to which the date is
November 30, 2000

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                                     CONSOLIDATED BALANCE SHEETS
                                  May 31, 2000 and February 28, 2001 (unaudited)

--------------------------------------------------------------------------------


                                     ASSETS

                                                          February 28,   May 31,
                                                             2001         2000
                                                           --------     --------
                                                          (unaudited) (restated)
Current assets
     Cash                                                  $265,000     $114,800
     Prepaid expenses                                           600          600
                                                           --------     --------

         Total current assets                               265,600      115,400

Other assets                                                 40,700        2,100
                                                           --------     --------

                      Total assets                         $306,300     $117,500
                                                           ========     ========


    The accompanying notes are an integral part of these financial statements



                                                    MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                                    (DEVELOPMENT STAGE COMPANIES)
                                                                      CONSOLIDATED BALANCE SHEETS
                                                   May 31, 2000 and February 28, 2001 (unaudited)

-------------------------------------------------------------------------------------------------

                      LIABILITIES AND STOCKHOLDERS' DEFICIT


                                                                    February 28,       May 31,
                                                                        2001            2000
                                                                    ------------    ------------
                                                                     (unaudited)     (restated)
Current liabilities
     Accounts payable and accrued expenses                          $  1,498,600    $  1,502,500
     Accrued compensation                                              2,787,100       2,787,100
     Advances from affiliates                                          3,854,500       3,603,800
     Advances from stockholders                                           42,500          43,500
     Loan payable                                                         71,000          71,000
     Deferred revenue                                                    100,000         100,000
                                                                    ------------    ------------

         Total current liabilities                                     8,353,700      8,107,900
                                                                    ------------    ------------

Minority interest in consolidated subsidiary                             191,300         191,300
                                                                    ------------    ------------

Commitments and contingencies

Stockholders' deficit
     Preferred stock, $0.001 par value
         25,000,000 shares authorized
         0 (unaudited) and 0 issued and outstanding                         --              --
     Common stock, $0.001 par value
         400,000,000 shares authorized
         146,713,432 (unaudited) and 136,713,432 shares
              issued and outstanding                                     146,700         136,700
     Subscriptions receivable                                            (10,000)        (10,000)
     Additional paid-in capital                                        8,307,200       7,743,200
     Accumulated deficit                                             (16,682,600)    (16,051,600)
                                                                    ------------    ------------

                  Total stockholders' deficit                         (8,238,700)     (8,181,700)
                                                                    ------------    ------------

                      Total liabilities and stockholders' deficit   $    306,300    $    117,500
                                                                    ============    ============


            The accompanying notes are an integral part of these financial statements

                                               F-4



                                                              MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                                              (DEVELOPMENT STAGE COMPANIES)
                                                                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                 For the Years Ended May 31, 2000 and 1999,
                                     for the Nine Months Ended February 28, 2001 and 2000 (unaudited), and for the Period from May 4, 1982 (Inception) to February 28, 2001 (unaudited)

-----------------------------------------------------------------------------------------------------------

                                                                                                For the
                                                                                              Period from
                                                                                                May 4,
                            For the Nine Months Ended             For the Year Ended              1982
                                  February 28,                         May 31,               (Inception) to
                         -------------------------------  ---------------------------------    February 28,
                             2001             2000             2000              1999             2001
                         -------------   ---------------  ----------------  ---------------  --------------
                          (unaudited)      (unaudited)      (restated)         (restated)      (unaudited)

Revenue                  $        --      $        --      $      25,000    $        --      $      25,000
                         -------------    -------------    -------------    -------------    -------------
Operating expenses
   Research and
     development                 6,500             --              1,200             --          1,844,800
   General and
     administrative            375,300          751,300          864,900          484,400       12,458,300
   Aborted stock
     offering costs               --               --               --               --            325,400
                         -------------    -------------    -------------    -------------    -------------
Total operating
   expenses                    381,800          751,300          866,100          484,400       14,628,500
                         -------------    -------------    -------------    -------------    -------------
Loss before other
   income (expense)           (381,800)        (751,300)        (841,100)        (484,400)     (14,603,500)
                         -------------    -------------    -------------    -------------    -------------
Other income
   (expense)
     Interest expense         (250,700)        (229,100)        (309,000)        (283,000)      (2,784,500)
     Interest income             1,500             --               --               --            300,000
     Other income, net            --               --               --               --             75,600
                         -------------    -------------    -------------    -------------    -------------
Total other income
   (expense)                  (249,200)        (229,100)        (309,000)        (283,000)      (2,408,900)
                         -------------    -------------    -------------    -------------    -------------
Loss before minority
   interest in losses
   of subsidiary              (631,000)        (980,400)      (1,150,100)        (767,400)     (17,012,400)
Minority interest in
   losses of
   subsidiary                     --               --               --               --            329,800
                         -------------    -------------    -------------    -------------    -------------
Net loss                 $    (631,000)   $    (980,400)   $  (1,150,100)   $    (767,400)   $ (16,682,600)
                         =============    =============    =============    =============    =============
Basic and diluted loss
   per share             $       (0.01)   $       (0.01)   $       (0.01)   $       (0.01)   $       (0.17)
                         =============    =============    =============    =============    =============
Weighted-average
   shares
   outstanding             138,937,864      129,907,593      136,272,691      129,363,432      100,597,241
                         =============    =============    =============    =============    =============


                 The accompanying notes are an integral part of these financial statements

                                                    F-5




                                        MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                        (DEVELOPMENT STAGE COMPANIES)
                                     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
         For the Period from May 4, 1982 (Inception) to February 28, 2001 (unaudited)

=====================================================================================






                                       Common Stock                Treasury Stock
                              --------------------------    -------------------------
                                 Shares          Amount         Shares       Amount
                              -----------    -----------    -----------   -----------

Initial capitalization           48,000,000    $    48,000    $           $
Net loss
                                -----------    -----------    ----------- -----------

Balance May 31, 1983             48,000,000         48,000           --          --
Private placement of stock        4,715,000          4,700           --          --
Initial public offering          13,200,000         13,200           --          --
Offering costs                         --             --             --          --
Cash on sale of common
   stock to officer                  50,000             50           --          --
Compensation on stock
   issued to officer                 50,000             50           --          --
Net loss                               --             --             --          --
                                -----------    -----------    ----------- -----------

Balance May 31, 1984             66,015,000         66,000           --          --
Net loss                               --             --             --          --
                                -----------    -----------    ----------- -----------

Balance May 31, 1985             66,015,000         66,000           --          --
Issuance of stock for
   subscriptions to officer       8,000,000          8,000           --          --
Issuance of options for
   services to consultants             --             --             --          --
Net loss                               --             --             --          --
                                -----------    -----------    ----------- -----------


   The accompanying notes are an integral part of these financial statements.

                                         F-6


                                           MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                           (DEVELOPMENT STAGE COMPANIES)
                                        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
            For the Period from May 4, 1982 (Inception) to February 28, 2001 (unaudited)

========================================================================================




                                                               Deficit
                                                             Accumulated
                                               Additional    During the
                                Subscriptions    Paid-in     Development
                                 Receivable      Capital        Stage          Total
                                -----------   -----------    -----------    -----------
Initial capitalization          $                  529,400   $              $   577,400
Net loss                                                      (1,022,600)    (1,022,600)
                                -----------    -----------   -----------    -----------

Balance May 31, 1983                   --          529,400    (1,022,600)      (445,200)
Private placement of stock             --          584,700          --          589,400
Initial public offering                --        3,946,800          --        3,960,000
Offering costs                         --         (935,435)         --         (935,435)
Cash on sale of common
   stock to officer                    --            7,450          --            7,500
Compensation on stock
   issued to officer                   --           20,500          --           20,550
Net loss                                                      (1,338,400)    (1,338,400)
                                -----------    -----------   -----------    -----------

Balance May 31, 1984                   --        4,153,415    (2,361,000)     1,858,415
Net loss                                                      (1,794,100)    (1,794,100)
                                -----------    -----------   -----------    -----------

Balance May 31, 1985                   --        4,153,415    (4,155,100)        64,315
Issuance of stock for
   subscriptions to officer      (1,440,000)     1,440,000          --            8,000
Issuance of options for
   services to consultants             --          160,200          --          160,200
Net loss                               --             --      (1,533,800)    (1,533,800)
                                -----------    -----------   -----------    -----------


        The accompanying notes are an integral part of these financial statements.

                                        F-6(Con't)


                                             MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                             (DEVELOPMENT STAGE COMPANIES)
                                          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
              For the Period from May 4, 1982 (Inception) to February 28, 2001 (unaudited)

==========================================================================================


                                               Common Stock              Treasury Stock
                                   --------------------------    ------------------------
                                     Shares         Amount         Shares        Amount
                                   -----------    -----------    -----------  -----------

Balance May 31, 1986                74,015,000    $    74,000           --     $      --
Conversion of advances
   from affiliates                  10,000,000         10,000           --            --
Rescission of common stock
   issued to officer and held in
   treasury                               --             --        8,000,000          --
Issuance of shares for
   services rendered                   310,000            300           --            --
Issuance of Viral Research
   Technologies, Inc. common
   stock for services                     --             --             --            --
Issuance of Viral Research
   Technologies, Inc. options
   for services                           --             --             --            --
Issuance of options for
   services                               --             --             --            --
Net loss
                                   -----------    -----------    -----------   -----------

Balance, May 31, 1987               84,325,000         84,300      8,000,000          --
Issuance of shares to
   consultants for services          1,540,000          1,500           --            --
Stock options exercised                366,000            400           --            --


     The accompanying notes are an integral part of these financial statements.

                                           F-7




                                              MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                              (DEVELOPMENT STAGE COMPANIES)
                                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
               For the Period from May 4, 1982 (Inception) to February 28, 2001 (unaudited)

===========================================================================================



                                                                  Deficit
                                                                Accumulated
                                                  Additional    During the
                                   Subscriptions   Paid-In      Development
                                    Receivable     Capital         Stage          Total
                                   -----------   -----------    -----------    -----------

Balance May 31, 1986               $(1,440,000)   $ 5,753,615   $(5,688,900)   $(1,301,285)
Conversion of advances
   from affiliates                        --          549,900          --          559,900
Rescission of common stock
   issued to officer and held in
   treasury                          1,440,000     (1,440,000)         --            --
Issuance of shares for
   services rendered                      --           77,900          --           78,200
Issuance of Viral Research
   Technologies, Inc. common
   stock for services                     --          296,700          --          296,700
Issuance of Viral Research
   Technologies, Inc. options
   for services                           --          190,400          --          190,400
Issuance of options for
   services                               --           42,200                       42,200
Net loss                                  --             --     (1,706,300)     (1,706,300)
                                   -----------    -----------   -----------    -----------

Balance, May 31, 1987                     --        5,470,715    (7,395,200)    (1,840,185)
Issuance of shares to
   consultants for services               --          125,800          --          127,300
Stock options exercised                   --            9,500          --            9,900


         The accompanying notes are an integral part of these financial statements.

                                         F-7(Con't)


                                         MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                         (DEVELOPMENT STAGE COMPANIES)
                                      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
          For the Period from May 4, 1982 (Inception) to February 28, 2001 (unaudited)

======================================================================================




                                       Common Stock                 Treasury Stock
                               --------------------------    -------------------------
                                  Shares         Amount         Shares        Amount
                               -----------    -----------    -----------   -----------
Stock options issued to
   employees and consultants          --      $      --             --     $      --
Issuance of common stock
   of subsidiary                      --             --             --            --
Net loss                              --             --             --            --
                               -----------    -----------    -----------   -----------

Balance, May 31, 1988           86,231,000         86,200      8,000,000          --
Common stock issued to
   officer                       8,000,000          8,000           --            --
Stock options issued to
   employees and consultants          --             --             --            --
Sale of common stock             2,756,832          2,800           --            --
Net loss                              --             --             --            --
                               -----------    -----------    -----------   -----------

Balance, May 31, 1989           96,987,832         97,000      8,000,000          --
Sale of common stock               100,000            100           --            --
Stock options issued to
   employees                          --             --             --            --
Net loss                              --             --             --            --
                               -----------    -----------    -----------   -----------

Balance, May 31, 1990           97,087,832         97,100      8,000,000          --
Stock issued for services        2,750,000          2,800           --            --
Net loss                              --             --             --            --
                               -----------    -----------    -----------   -----------


     The accompanying notes are an integral part of these financial statements.

                                            F-8



                                             MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                             (DEVELOPMENT STAGE COMPANIES)
                                          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
              For the Period from May 4, 1982 (Inception) to February 28, 2001 (unaudited)

==========================================================================================




                                                              Deficit
                                                            Accumulated
                                              Additional    During the
                               Subscriptions   Paid-In      Development
                                Receivable     Capital         Stage             Total
                               -----------   ----------     -----------       -----------

Stock options issued to
   employees and consultants   $      --     $    13,800    $      --        $    13,800
Issuance of common stock
   of subsidiary                      --         290,000                         290,000
Net loss                              --            --         (880,200)        (880,200)
                               -----------   -----------    -----------      -----------

Balance, May 31, 1988                 --       5,909,815     (8,275,400)      (2,279,385)
Common stock issued to
   officer                            --          72,000           --             80,000
Stock options issued to
   employees and consultants                      15,600           --             15,600
Sale of common stock                  --         131,600                         134,400
Net loss                                                       (641,400)        (641,400)
                               -----------   -----------    -----------      -----------

Balance, May 31, 1989                 --       6,129,015     (8,916,800)      (2,690,785)
Sale of common stock                  --           3,200           --              3,300
Stock options issued to
   employees                          --           7,300           --              7,300
Net loss                              --            --         (522,000)        (522,000)
                               -----------   -----------    -----------      -----------

Balance, May 31, 1990                 --       6,139,515     (9,438,800)       3,202,185
Stock issued for services             --          38,300           --             41,100
Net loss                              --            --         (479,100)        (479,100)
                               -----------   -----------    -----------      -----------


        The accompanying notes are an integral part of these financial statements.

                                        F-8(Con't)




                                    MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                    (DEVELOPMENT STAGE COMPANIES)
                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
     For the Period from May 4, 1982 (Inception) to February 28, 2001 (unaudited)

=================================================================================



                                      Common Stock                Treasury Stock
                              -------------------------    ----------------------
                                Shares         Amount        Shares      Amount
                              ----------    -----------    ---------   ----------

Balance, May 31, 1991         99,837,832    $   99,900     8,000,000   $     --
Sale of common stock           2,000,000         2,000         --
Net loss                            --            --           --            --
                              ----------    ----------     ---------   ----------

Balance, May 31, 1992        101,837,832       101,900     8,000,000         --
Net loss                            --            --            --           --
                             -----------    ----------     ---------   ----------

Balance, May 31, 1993        101,837,832       101,900     8,000,000         --
Stock issued for services      7,385,300         7,400          --           --
Net loss
                             -----------    ----------     ---------   ----------

Balance, May 31, 1994
   (restated)                109,223,132       109,300     8,000,000         --
Committed stock for
   services                         --            --            --           --
Net loss                            --            --            --           --
                             -----------    ----------     ---------   ----------

Balance, May 31, 1995
   (restated)                109,223,132       109,300     8,000,000        --
Net loss                            --            --            --          --
                             -----------    ----------     ---------   ----------

Balance, May 31, 1996
   (restated)                109,223,132       109,300     8,000,000        --


   The accompanying notes are an integral part of these financial statements.

                                       F-9


                                        MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                        (DEVELOPMENT STAGE COMPANIES)
                                     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
         For the Period from May 4, 1982 (Inception) to February 28, 2001 (unaudited)

=====================================================================================



                                                           Deficit
                                                         Accumulated
                                           Additional    During the
                           Subscriptions    Paid-In      Development
                            Receivable      Capital         Stage          Total
                            ----------   ------------   ------------    ------------

Balance, May 31, 1991       $     --     $  6,177,815   $ (9,917,900)   $ (3,640,185)
Sale of common stock              --           29,400           --            31,400
Net loss                          --             --         (483,100)       (483,100)
                            ----------   ------------   ------------    ------------

Balance, May 31, 1992             --        6,207,215    (10,401,000)     (4,091,885)
Net loss                          --             --         (449,400)       (449,400)
                            ----------   ------------   ------------    ------------

Balance, May 31, 1993             --        6,207,215    (10,850,400)     (4,541,285)
Stock issued for services         --          208,400           --           215,800
Net loss                                                    (753,900)       (753,900)
                            ----------   ------------   ------------    ------------

Balance, May 31, 1994
   (restated)                     --        6,415,615    (11,604,300)     (5,079,385)
Committed stock for
   services                       --           13,600           --            13,600
Net loss                          --             --         (515,600)       (515,600)
                            ----------   ------------   ------------    ------------

Balance, May 31, 1995
   (restated)                     --        6,429,215    (12,119,900)     (5,581,385)
Net loss                          --             --         (501,600)       (501,600)
                            ----------   ------------   ------------    ------------

Balance, May 31, 1996
   (restated)                     --        6,429,215    (12,621,500)     (6,082,985)


     The accompanying notes are an integral part of these financial statements.

                                   F-9(Con't)




                                        MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                        (DEVELOPMENT STAGE COMPANIES)
                                     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
         For the Period from May 4, 1982 (Inception) to February 28, 2001 (unaudited)

=====================================================================================




                                       Common Stock               Treasury Stock
                              ---------------------------   -------------------------
                                 Shares          Amount       Shares         Amount
                              ------------   ------------   ------------   ----------

Stock issued for services        3,360,300   $      3,300           --     $     --
Stock issued to employees
   as compensation              11,980,000         12,000           --           --
Net loss                              --             --             --
                              ------------   ------------   ------------   ----------

Balance, May 31, 1997
   (restated)                  124,563,432        124,600      8,000,000         --
Net loss                              --             --             --           --
                              ------------   ------------   ------------   ----------

Balance, May 31, 1998
   (restated)                  124,563,432        124,600      8,000,000         --
Stock issued to employees        3,500,000          3,500           --           --
Stock issued to vendors for
   services                      1,300,000          1,300           --           --
Net loss                              --             --             --           --
                              ------------   ------------   ------------   ----------

Balance, May 31, 1999
   (restated)                  129,363,432        129,400      8,000,000         --
Stock issued to employees
   as compensation                 450,000            400           --           --
Stock issued to vendors for
   services                      1,400,000          1,400           --           --
Exercise of options for
   accrued compensation          5,000,000          5,000           --           --



     The accompanying notes are an integral part of these financial statements.

                                      F-10


                                          MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                          (DEVELOPMENT STAGE COMPANIES)
                                       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
           For the Period from May 4, 1982 (Inception) to February 28, 2001 (unaudited)

=======================================================================================




                                                             Deficit
                                                           Accumulated
                                             Additional    During the
                             Subscriptions    Paid-In      Development
                              Receivable      Capital         Stage           Total
                              -----------  ------------    ------------    ------------
Stock issued for services     $     --     $     89,100    $       --      $     92,400
Stock issued to employees
   as compensation                  --          322,900            --           334,900
Net loss                            --             --          (957,400)       (957,400)
                              ----------   ------------    ------------    ------------

Balance, May 31, 1997
   (restated)                       --        6,841,215     (13,578,900)     (6,613,085)
Net loss                            --             --          (555,200)       (555,200)
                              ----------   ------------    ------------    ------------

Balance, May 31, 1998
   (restated)                       --        6,841,215     (14,134,100)     (7,168,285)
Stock issued to employees           --          120,000            --           123,500
Stock issued to vendors for
   services                         --           51,700            --            53,000
Net loss                            --             --          (767,400)       (767,400)
                              ----------   ------------    ------------    ------------

Balance, May 31, 1999
   (restated)                       --        7,012,915     (14,901,500)     (7,759,185)
Stock issued to employees
   as compensation                  --           10,850            --            11,250
Stock issued to vendors for
   services                         --           73,600            --            75,000
Exercise of options for
   accrued compensation             --           45,000            --            50,000



       The accompanying notes are an integral part of these financial statements.

                                   F-10(Con't)




                                          MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                          (DEVELOPMENT STAGE COMPANIES)
                                       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
           For the Period from May 4, 1982 (Inception) to February 28, 2001 (unaudited)

=======================================================================================




                                      Common Stock                Treasury Stock
                               --------------------------   ---------------------------
                                  Shares        Amount        Shares        Amount
                               ------------  ------------   ------------   ------------
Exercise of options for
   subscriptions receivable        500,000   $        500                  $
Stock options issued to
   consultants                        --             --             --             --
Stock options issued to
   employees                          --             --             --             --
Contributed services                  --             --             --             --
Stock options issued to
   Immune Network
   Research, Ltd.                     --             --             --             --
Net loss                              --             --             --             --
                              ------------   ------------   ------------   ------------

Balance, May 31, 2000
   (restated)                  136,713,432        136,700      8,000,000           --
Contributed services
   (unaudited)                        --             --             --             --
Exercise of warrants
   by Immune Network
   Research, Ltd.
   (unaudited)                  10,000,000         10,000           --             --
Net loss (unaudited)                  --             --             --             --
                              ------------   ------------   ------------   ------------

Balance, February 28, 2001
   (unaudited)                 146,713,432   $    146,700      8,000,000   $       --
                              ============   ============   ============   ============


       The accompanying notes are an integral part of these financial statements.

                                          F-11



                                              MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                              (DEVELOPMENT STAGE COMPANIES)
                                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
               For the Period from May 4, 1982 (Inception) to February 28, 2001 (unaudited)

===========================================================================================





                                                                Deficit
                                                              Accumulated
                                               Additional     During the
                             Subscriptions      Paid-In       Development
                               Receivable       Capital          Stage            Total
                              ------------    ------------   ------------     ------------
Exercise of options for
   subscriptions receivable   $    (10,000)   $      9,500   $       --       $       --
Stock options issued to
   consultants                        --            29,000           --             29,000
Stock options issued to
   employees                          --            35,435           --             35,435
Contributed services                  --           126,900           --            126,900
Stock options issued to
   Immune Network
   Research, Ltd.                     --           400,000           --            400,000
Net loss                              --              --       (1,150,100)      (1,150,100)
                              ------------    ------------   ------------     ------------

Balance, May 31, 2000
   (restated)                      (10,000)      7,743,200    (16,051,600)      (8,181,700)
Contributed services
   (unaudited)                        --           274,000           --            274,000
Exercise of warrants
   by Immune Network
   Research, Ltd.
   (unaudited)                        --           290,000           --            300,000
Net loss (unaudited)                  --              --         (631,000)        (631,000)
                              ------------    ------------   ------------     ------------

Balance, February 28, 2001
   (unaudited)                $    (10,000)   $  8,307,200   $(16,682,600)    $ (8,238,700)
                              ============    ============   ============     ============


         The accompanying notes are an integral part of these financial statements.

                                        F-11(Con't)


                                                       MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                                       (DEVELOPMENT STAGE COMPANIES)
                                                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                          For the Years Ended May 31, 2000 and 1999,
                              for  the  Nine Months Ended February 28, 2001 and 2000 (unaudited), and for the Period from May 4,1982 (Inception) to February 28, 2001 (unaudited)

----------------------------------------------------------------------------------------------------

                                                                                         For the
                                                                                       Period from
                                                                                          May 4,
                                                                                          1982
                               For the Nine Months Ended      For the Year Ended     (Inception) to
                                     February 28,                    May 31,           February 28,
                              ---------------------------  ------------------------
                                   2001          2000         2000          1999          2001
                              ------------   ------------  -----------  -----------   -------------
                               (restated)                   (restated)    (restated)   (restated)
                              (unaudited)     (unaudited)                              (unaudited)
Cash flows from
operating activities
   Net loss                   $  (631,000)   $   (980,400) $(1,150,100) $ (767,400)   $ (16,682,600)
   Adjustments to reconcile
     net loss to net cash
     provided by (used in)
     operating activities
       Depreciation and
         amortization                --             --            --             --         135,600
       Warrants and
         options issued to
         employees and
         vendors                     --             --          86,200           --         775,100
       Minority interest
         in losses of
         subsidiary                  --             --            --             --        (329,800)
       Stock issued to
         employees and
         vendors                     --         (600,700)      514,500        176,500     1,667,300
       Contributed
         services                 274,000         63,500       126,900           --         400,900
       Accrued interest
         on advances
         from affiliates          250,700        229,100       309,000        283,000     2,784,500
   Increase in
     Prepaid expenses                --             --            --             --            (600)
     Other assets                 (35,200)          --          (2,100)          --         (37,300)
   Increase (decrease) in
     Accounts payable
       and accrued
       expenses                    (3,900)        (6,400)       53,700         58,915     1,498,600


             The accompanying notes are an integral part of these financial statements

                                                F-12



                                                     MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                                     (DEVELOPMENT STAGE COMPANIES)
                                                             CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                        For the Years Ended May 31, 2000 and 1999,
                              for the Nine Months Ended February 28, 2001 and 2000 (unaudited), and for the Period from May 4, 1982 (Inception) to February 28, 2001 (unaudited)

--------------------------------------------------------------------------------------------------


                                                                                      For the
                                                                                    Period from
                                                                                      May 4,
                                                                                       1982
                            For the Nine Months Ended       For the Year Ended      (Inception) to
                                  February 28,                   May 31,             February 28,
                           --------------------------    -------------------------
                              2001           2000           2000          1999           2001
                           -----------    -----------    -----------   -----------    -----------
                            (restated)                   (restated)    (restated)    (restated)
                           (unaudited)    (unaudited)                                 (unaudited)
     Accrued
       compensation        $      --      $    52,700    $    70,100   $   240,800    $ 2,787,100
     Deferred revenue             --             --          100,000          --          100,000
                           -----------    -----------    -----------   -----------    -----------

Net cash provided by
(used in) operating
activities                    (145,400)       (40,800)       108,200        (8,185)    (6,901,200)
                           -----------    -----------    -----------   -----------    -----------

Cash flows from
investing activities
   Purchase of furniture
     and equipment              (3,400)          --             --            --         (139,000)
                           -----------    -----------    -----------   -----------    -----------

Net cash used in
investing activities            (3,400)          --             --            --         (139,000)
                           -----------    -----------    -----------   -----------    -----------

Cash flows from
financing activities
   Proceeds from
     advances from
     stockholders               (1,000)          --             --            --           42,500
   Proceeds from
     advances from
     affiliates, net              --           40,800          6,600         8,185      2,207,300
   Proceeds from loan
     payable                      --             --             --            --           71,000
   Proceeds from sale
     of stock, net             300,000           --             --            --        4,984,400
                           -----------    -----------    -----------   -----------    -----------

Net cash provided by
financing activities           299,000         40,800          6,600         8,185      7,305,200
                           -----------    -----------    -----------   -----------    -----------


            The accompanying notes are an integral part of these financial statements

                                               F-13



                                              MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                              (DEVELOPMENT STAGE COMPANIES)
                                                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                 For the Years Ended May 31, 2000 and 1999,
                   for the Nine Months Ended February 28, 2001 and 2000(unaudited), and for for the Period from May 4, 1982 (Inception) to February 28,2001 (unaudited)

-------------------------------------------------------------------------------------------



                                                                                For the
                                                                              Period from
                                                                                May 4,
                          For the Nine Months Ended      For the Year Ended       1982
                                 February 28,                May 31,         (Inception) to
                           -----------------------   -----------------------  February 28,
                              2001         2000         2000         1999         2001
                           ----------   ----------   ----------   ----------   ---------
                           (unaudited)  (unaudited)  (restated)   (restated)  (unaudited)

Net increase (decrease)
   in cash                 $ 150,200   $     --     $  114,800   $     --     $ 265,000

Cash, beginning of
   period                    114,800          --           --           --          --
                           ---------    ----------   ----------   ----------   ---------

Cash, end of period        $ 265,000    $     --     $  114,800   $     --     $ 265,000
                           =========    ==========   ==========   ==========   =========


Supplemental disclosures
of cash flow information

   Interest paid           $    --      $     --     $     --     $     --     $    --
                           =========    ==========   ==========   ==========   =========

   Income taxes paid       $    --      $     --     $     --     $     --     $    --
                           =========    ==========   ==========   ==========   =========


         The accompanying notes are an integral part of these financial statements

                                            F-14

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  May 31, 2000 and February 28, 2001 (unaudited)
--------------------------------------------------------------------------------

NOTE 1 - DESCRIPTION OF BUSINESS

     Meditech Pharmaceuticals, Inc. ("Meditech") is a drug development company, which is focused in the areas of research, development, and marketing in the biomedical industry, with an emphasis on anti-infective drugs. Meditech was incorporated in Nevada on March 21, 1983 and completed its initial public offering in August 1983. Since then, it has been engaged in research and development activities associated with bringing its products to market.

NOTE 2 - RESTATEMENTS

     Shares Issued and Outstanding Restatement
     -----------------------------------------
     Meditech has restated its prior period financial statements for certain adjustments related to accounting for shares issued during the years ended May 31, 1994 through May 31, 2000. Meditech had recorded certain stock grants to consultants that were not transacted during the years ended May 31, 1995 and 1994. In addition, Meditech incorrectly recorded the acquisition of 8,000,000 shares of common stock into treasury as a retirement of those shares. The resulting misstatements affect shares outstanding in those periods as follows:

                                                 Common
                                                 Shares             Common
                                               Outstanding,         Shares
             Year Ending                      as Previously      Outstanding,
              May 31,                           Reported         as Corrected
             -----------                      -------------      ------------
                                                (in 000s)          (in 000s)

                1994                             102,593            109,223
                1995                             103,681            109,223
                1996                             103,681            109,223
                1997                             119,016            124,563
                1998                             119,016            124,563
                1999                             123,816            129,363
                2000                             131,166            136,713




                                                               MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                                               (DEVELOPMENT STAGE COMPANIES)
                                                                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                              May 31, 2000 and February 28, 2001 (unaudited)
------------------------------------------------------------------------------------------------------------

NOTE 2 - RESTATEMENTS (Continued)

     Compensation to Officers, Employees, and Consultants
     ----------------------------------------------------
     During the years ended May 31, 2000 and 1999, Meditech incorrectly recorded the fair market value of its shares and stock options issued to employees and consultants.

     Meditech had previously recorded stock grants at discounted rates and grants of options to consultants and employees at their intrinsic value.
     These grants have been corrected to reflect the fair market value of the services or the fair market value of the instrument granted for those grants to consultants and vendors and to properly reflect the application of Meditech's stock based compensation policies where employees are concerned.

     The Company had previously recorded the option for 10,000,000 shares of common stock issued to Immune Network Research, Ltd. (see Note 5) as contingent on the signing of a definitive license agreement. However, as the option was issued with no recourse to recover or cancel the option in the event the agreement was not finalized, the Company should have recognized the fair market value of the option as a charge when it was granted. The charge for the fair market value of the option is included under the caption "adjustment for corrected values attributed to stock-based compensation."

     In addition, during the year ended May 31, 2000, Meditech did not record the fair market value of services provided by certain officers and directors. Meditech has restated its financial statements to include expenses relating to the fair market value of services performed where the officers were not compensated by Meditech.

     These changes have been corrected to reflect the appropriate values. Total adjustments and their relative impact on Meditech's net loss are as follows:

                                                                            Adjustment
                                                        Fair Market       for Corrected
                                                         Value of             Values
                                         Net Loss,       Services         Attributed to
                    Year Ending       as Previously      Provided           Stock-Based          Net Loss,
                      May 31,            Reported       by Officers        Compensation        as Corrected
                      -------            --------       -----------        ------------        ------------

                      2000            $ (1,002,300)     $ (126,900)        $ (20,900)          $ (1,150,100)
                      1999            $   (721,500)     $     -            $ (45,900)          $   (767,400)

                                                    F-16

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  May 31, 2000 and February 28, 2001 (unaudited)
--------------------------------------------------------------------------------


NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation
     ---------------------------
     The consolidated financial statements include the accounts of Meditech and its 37% owned and controlled subsidiary Viral Research Technologies, Inc. ("Viral") (collectively, the "Company"). All significant intercompany transactions and balances have been eliminated in consolidation.

     Basis of Presentation
     ---------------------
     The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company incurred net losses of $1,150,100, $767,400, $631,000 (unaudited), and $980,400
     (unaudited) during the years ended May 31, 2000 and 1999 and the nine months ended February 28, 2001 and 2000, respectively. In addition, the Company had an accumulated deficit of $16,051,600 and $16,682,600 (unaudited) as of May 31, 2000 and February 28, 2001, respectively. Management recognizes that the Company must generate additional resources and the eventual achievement of sustained profitable operations. Management's plans include obtaining additional capital through equity financing and the extension of existing debt. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

     Development Stage Enterprise
     ----------------------------
     The Company is a development stage company as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company is devoting substantially all of its present efforts to establish a new business, and its planned principal operations have not yet commenced. All losses accumulated since inception have been considered as part of the Company's development stage activities.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  May 31, 2000 and February 28, 2001 (unaudited)
--------------------------------------------------------------------------------

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Estimates
     ---------
     In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents
     -------------------------
     For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with original maturity of three months or less to be cash equivalents.

     Offering Costs
     --------------
     Offering costs arose from warrants issued to the underwriter currently involved with offerings of the Company's securities. Such costs are offset against the proceeds of such offerings upon their successful completion and are charged to operations in the event the offering is not successful.

     Revenue
     -------
     Revenue represents license fees that are recognized when earned over the period of the applicable license agreement.

     Impairment of Long-Lived Assets
     -------------------------------
     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows expected to be generated by the assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of the assets. To date, no impairment has occurred.

     Income Taxes
     ------------
     The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  May 31, 2000 and February 28, 2001 (unaudited)
--------------------------------------------------------------------------------

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Fair Value of Financial Instruments
     -----------------------------------
     The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments, including cash, accounts payable and accrued expenses, and accrued compensation, the carrying amounts approximate fair value due to their short maturities.

     Concentrations of Credit Risk
     -----------------------------
     The financial instrument which potentially subjects the Company to concentrations of credit risk is cash. The Company places its cash with high quality financial institutions, and at times it may exceed the Federal Deposit Insurance Corporation $100,000 insurance limit. As of May 31, 2000 and February 28, 2001, uninsured portions of cash amounted to $15,000 and $165,000 (unaudited), respectively.

     Loss per Share
     --------------
     The Company utilizes SFAS No. 128, "Earnings per Share." Basic loss per share is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. For the years ended May 31, 2000 and 1999, the Company incurred net losses; therefore, basic and diluted loss per share are the same.

     Accounting for Stock Options and Warrants
     -----------------------------------------
     The Company's policy is to account for stock-based compensation in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation." As allowed by SFAS No. 123, the Company has elected to continue to measure compensation cost under Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and comply with the pro forma disclosure requirements of the standard.

     Reclassifications
     -----------------
     Certain reclassifications have been made to the May 31, 1999 financial statements to conform with the May 31, 2000 presentation.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  May 31, 2000 and February 28, 2001 (unaudited)
--------------------------------------------------------------------------------

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Comprehensive Income
     --------------------
     For the year ended May 31, 2000, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities. Comprehensive income is not presented in the Company's financial statements since the Company did not have any of the items of comprehensive income in any period presented.

     Recently Issued Accounting Pronouncements
     -----------------------------------------
     In June 1999, the Financial Accounting Standards Board ("FASB") issued SFAS No. 136, "Transfer of Assets to a Not-for-Profit Organization or Charitable Trust that Raises or Holds Contributions for Others." This statement is not applicable to the Company.

     In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities." The Company does not expect adoption of SFAS No. 137 to have a material impact, if any, on its financial position or results of operations.

     In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition," to provide guidance on the recognition, presentation, and disclosure of revenue in financial statements. Changes in accounting to apply the guidance in SAB No. 101 may be accounted for as a change in accounting principle effective January 1, 2000. Management has not yet determined the complete impact of SAB No. 101 on the Company; however, management does expect that application of SAB No. 101 will have a material effect on the Company's revenue recognition and results of operations.

     In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," (an Interpretation of Accounting Principles Bulletin Opinion No. 25 ("APB 25")) ("FIN 44"). FIN 44 provides guidance on the application of APB 25, particularly as it relates to options. The effective date of FIN 44 is July 1, 2000, and the Company has adopted FIN 44 as of that date.

     In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Instruments and Certain Hedging Activities." This statement is not applicable to the Company.

     In June 2000, the FASB issued SFAS No. 139, "Rescission of FASB Statement No. 53 and Amendments to Statements No. 63, 89, and 121." This statement is not applicable to the Company.

     In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125." This statement is not applicable to the Company.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  May 31, 2000 and February 28, 2001 (unaudited)
--------------------------------------------------------------------------------

NOTE 4 - MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY

     On January 22, 1987, the Company and a 50% investor formed VRT, Inc. ("VRT"), a Nevada corporation, for the purposes of developing a marketing strategy for its products. On January 26, 1987, the Company granted certain exclusive rights to VRT to market and distribute the Company's products. The agreement expired on November 30, 1996.

     On April 30, 1987, pursuant to a merger agreement, VRT was combined with Viral, a Nevada corporation and an inactive public shell, which became the surviving corporation. In the transaction, Viral issued 15,000,000 shares of common stock to the Company and its investor for all outstanding shares of VRT. After the merger, the Company owned 37% of Viral. Viral's Board of Directors is controlled by officers and directors of the Company, whose Chief Executive Officer is the Chairman. Additionally, the companies have the same management team, and Viral is economically dependent on the Company to fund its continuing operations. Therefore, Viral has been consolidated as it is effectively controlled by the Company.

     At May 31, 2000 and February 28, 2001, the assets and liabilities of Viral were as follows:

                                                      February 28,       May 31,
                                                         2001             2000
                                                       --------         --------
                                                      (unaudited)
  Assets
      Due from Meditech                                $400,000         $400,000
                                                       --------         --------

               Total assets                            $400,000         $400,000
                                                       ========         ========

  Liabilities
      Accounts payable                                 $  5,000         $  5,000
      Due to Meditech                                   129,000          129,000
                                                       --------         --------

           Total liabilities                            134,000          134,000

  Equity                                                266,000          266,000
                                                       --------         --------

               Total liabilities and equity            $400,000         $400,000
                                                       ========         ========

     Amounts recorded in the minority interest on the accompanying balance sheets represent the pro-rata portion of Viral's equity attributable to minority stockholders.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  May 31, 2000 and February 28, 2001 (unaudited)
--------------------------------------------------------------------------------

NOTE 5 - COMMITMENTS AND CONTINGENCIES

     Leases
     ------
     Currently, the Company uses its operating facilities, which are provided by its Chief Executive Officer, without a lease. There is no guarantee the officer will be willing to provide these facilities in the future (see Note
     9).

     Employment Agreements
     ---------------------
     The Company entered into an employment agreement dated as of February 3, 2000 with its Chief Executive Officer, contingent upon completion of the offering discussed in Note 7. The agreement is for a three-year term and provides for a base salary of $150,000 per annum for the first year with an increase at least equal to the consumer price index over each succeeding year. The agreement provides for a severance payment including the unearned salary for the remainder of the contract plus any prorated earned bonuses in the event of termination without cause or upon change of control. Additionally, the agreement grants options to purchase 15,950,000 shares of common stock exercisable at various prices and vesting over the course of his employment agreement.

     The Company entered into an employment agreement dated as of February 3, 2000 with its Chief Financial Officer, contingent upon completion of the offering discussed in Note 7. The agreement is for a three-year term providing for a base salary of $120,000 per annum for the first year and not less than $120,000 per annum during the second and third years of the agreement. In addition, the officer will be granted a total of 13,950,000 warrants exercisable at various prices and vesting over the course of the agreement. The agreement provides for a severance payment including the remainder of the base salary due under the agreement if the officer is discharged without cause or if the officer is terminated within 12 months of a change of control of the Company. The severance payment will be equal to 12 months of the current salary.

     Litigation
     ----------
     The Company may become involved in various legal proceedings and claims which arise in the ordinary course of its business. Management does not believe that these matters will have a material adverse effect on the Company's consolidated position or results of operations.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  May 31, 2000 and February 28, 2001 (unaudited)
--------------------------------------------------------------------------------

NOTE 5 - COMMITMENTS AND CONTINGENCIES (Continued)

     License Agreement
     -----------------
     On February 3, 2000, the Company received $25,000 from Immune Network Research, Ltd. ("INR"), a Canadian pharmaceutical development company, under a letter of intent. The payment was made for a one-year irrevocable option granting the right to negotiate for an exclusive license for pharmaceutical applications worldwide outside of the United States. The Company then received an additional $100,000 from INR in anticipation of a definitive agreement. This amount has been recorded as deferred revenue until an agreement is executed, at which time it will be recognized over the term of the agreement.

     Under the terms of the letter, the Company issued a one-year option to INR for 10,000,000 shares of common stock, immediately exercisable at $0.03 per share. In return, the Company will receive royalties equal to 7% of net sales for all MTCH-24(TM) products sold and 4% of net sales for all Viraplex(R) products sold by INR. During the second quarter of 2000, the agreement was executed. The option was valued at $400,000, using the Black-Scholes option-pricing model, which has been recorded as an operating expense on the date granted. This amount has been recorded as deferred revenue until such a time that the agreement is executed. During the nine months ended February 28, 2001, INR exercised options to purchase 10,000,000 shares of common stock and paid $300,000 to the Company.


NOTE 6 - STOCKHOLDERS' DEFICIT

     Preferred Stock
     ---------------
     The Company is authorized to issue 25,000,000 shares of its $0.001 par value preferred stock. The Company has not issued any preferred stock to date.

     Common Stock
     ------------
     On June 30, 1983, the Company sold 4,715,000 shares of its common stock at $0.125 per share in a private offering. Total gross proceeds received from the private offering, net of $250,000 of cancelled stock subscriptions, were $589,400.

     In July and August 1983, the Company sold 12,000,000 and 1,200,000 shares, respectively, of its common stock at $0.30 per share in a public offering. Total gross proceeds received from the offering were $3,960,000.

     In December 1983, the Company sold 50,000 shares of common stock to an officer at $0.15 per share for $7,500 and recorded $6,500 in compensation expense, representing the difference between the price paid and the discounted market value of the stock at the date of issuance.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  May 31, 2000 and February 28, 2001 (unaudited)
--------------------------------------------------------------------------------

NOTE 6 - STOCKHOLDERS' DEFICIT (Continued)

     Common Stock (Continued)
     ------------
     In February 1984, the Company issued 50,000 shares of common stock to a director for services. The Company recorded $14,000 in compensation expense, representing the market value of the services at the date of issuance.

     On June 1, 1984, the Company issued 100,000 shares of common stock to its former Chief Financial Officer for services rendered during the six-month period ended May 31, 1984. Subsequently, this grant of shares was rescinded, and an option to purchase common stock was issued.

     In October 1985, the Company sold 8,000,000 shares of its common stock to its Chief Executive Officer in exchange for the settlement of an $8,000 salary obligation and a note in the amount of $1,440,000 from the officer. In December 1986, the note was cancelled and the 8,000,000 shares taken into treasury. At that date, the officer received an option to purchase 8,000,000 shares of the Company's common stock for $0.01 per share. This option was exercised in March 1989 for $80,000 in cash.

     In June 1986, the Company converted advances of $559,900 from Petro-Med, Inc. into 10,000,000 shares of common stock of the Company.

     On April 7, 1987, the Company issued 210,000 shares of common stock to two consultants for services rendered. The Company recorded $52,200 in compensation expense, representing the discounted market value of the stock at the date of issuance.

     On April 16, 1987, the Company issued 100,000 shares of common stock to three consultants for services rendered. The Company recorded $26,000 in compensation expense, representing the discounted market value of the stock at the date of issuance.

     During the year ended May 31, 1987, Viral issued 350,000 shares of its common stock to consultants for services valued at $296,700.

     On June 11, 1987, the Company issued 100,000 shares of common stock to a consultant for services rendered valued at $12,200.

     On October 2, 1987, the Company issued 665,000 shares of common stock to two consultants for services rendered valued at $51,100.

     On March 2, 1988, the Company issued 150,000 shares of common stock to a consultant for services rendered valued at $13,900.

     On March 17, 1988, the Company issued 25,000 shares of common stock to a consultant for services rendered valued at $3,200.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  May 31, 2000 and February 28, 2001 (unaudited)
--------------------------------------------------------------------------------

NOTE 6 - STOCKHOLDERS' DEFICIT (Continued)

     Common Stock (Continued)
     ------------

     On March 22, 1988, the Company issued 100,000 shares of common stock to a consultant for services rendered valued at $13,000.

     On May 25, 1988, the Company issued 500,000 shares of common stock to a consultant for services rendered valued at $33,900.

     During the year ended May 31, 1988, Viral sold shares of its common stock for net proceeds of $290,000.

     On March 27, 1989, the Company sold 250,000 shares of common stock for $0.10 per share for gross proceeds of $25,000.

     During the year ended May 31, 1989, the Company sold 2,506,832 shares of common stock for net proceeds of $109,400.

     During the year ended May 31, 1990, the Company sold 100,000 shares of its common stock in a private transaction for net proceeds of $3,300.

     On January 2, 1991, the Company issued 2,750,000 shares of common stock as compensation for services valued at $41,100.

     During the year ended May 31, 1992, the Company sold 2,000,000 shares of its common stock in a private transaction for net proceeds of $31,400.

     On July 12, 1993, the Company issued 5,700,000 shares of its common stock to employees as compensation and for relief of certain accrued salaries. The aggregate value of the compensation was $151,000, which included forgiveness of $90,450 of accrued payroll.

     On July 12, 1993, the Company issued 1,685,300 shares of common stock to consultants for services valued at $64,800.

     During the year ended May 31, 1994, the Company committed certain stock to a consultant for services. The services were performed through the year ended May 31, 1997. The Company issued 3,360,300 shares of stock on July 11, 1996 and recognized consulting expense in the amount of $92,400 during the year ended May 31, 1997. Consulting expense related to years prior to May 31, 1997 was immaterial.

     On July 11, 1996, the Company issued 11,980,000 shares of common stock to employees for services and recognized $334,900 in compensation expense.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  May 31, 2000 and February 28, 2001 (unaudited)
--------------------------------------------------------------------------------

NOTE 6 - STOCKHOLDERS' DEFICIT (Continued)

     Common Stock (Continued)
     ------------
     On July 9, 1998, the Company issued 3,500,000 shares of common stock to employees for a total of $123,500 in compensation for services.

     On July 9, 1998, the Company issued 1,300,000 shares of common stock to consultants for a total of $53,000 in compensation for services.

     During the year ended May 31, 2000, the Company issued 450,000 shares of common stock to employees for compensation. The shares were valued at $11,250.

     During the year ended May 31, 2000, the Company issued 1,400,000 shares of common stock to vendors for services rendered. In connection with the issuance, the company recorded $75,000 in consulting expense.

     During the year ended May 31, 2000, holders of 5,000,000 employee options exercised their options to purchase common stock for forgiveness of $50,000 of accrued compensation, which represented the exercise price of the options.

     During the year ended May 31, 2000, holders of 500,000 options exercised their option to purchase common stock for a subscription receivable of $10,000.

     On October 30, 2000, a holder exercised its warrants to purchase 3,333,333 shares of common stock.

     On February 1, 2001, a holder exercised warrants to purchase 6,666,667 shares of common stock.

     Stock Purchase Warrants and Options
     -----------------------------------
     During the year ended May 31, 1985, the Company issued options to purchase 480,000 shares of common stock at various exercise prices to employees and consultants of the Company. The fair market value of the options was immaterial. None of these options were exercised, and all have expired.

     On August 16, 1985, the Company issued options to purchase 1,600,000 shares of its common stock at $0.023 per share to employees of the Company. These options were issued at an exercise price that approximated market, and as such, no compensation expense was recorded. All of these options have expired.

     On October 28, 1985, the Company issued options to purchase 8,000,000 shares of its common stock at $0.01 per share in connection with the cancellation of a subscription receivable to its Chief Executive Officer. Related to these options, the Company recognized compensation expense in the amount of $104,000.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  May 31, 2000 and February 28, 2001 (unaudited)
--------------------------------------------------------------------------------

NOTE 6 - STOCKHOLDERS' DEFICIT (Continued)

     Stock Purchase Warrants and Options (Continued)
     -----------------------------------
     On February 27, 1986, the Company issued options to purchase 50,000 shares of its common stock at the average of the bid/ask price on the date of exercise to a consultant of the Company. Additionally, during the year ended May 31, 1986, the Company issued options to purchase 462,000 shares of its common stock to various consultants at exercise prices ranging from $0.001 to $0.023 per share. The total consulting expense recognized in connection with these options was $56,200. All of these options have expired or been exercised.

     During the year ended May 31, 1987, the Company issued options to purchase 1,675,000 shares of its common stock to employees of the Company. These options were issued with an exercise price that approximated the fair market value of the underlying common stock, and as such, no compensation expense was recognized. All of these options have expired.

     During the year ended May 31, 1987, the Company issued options to purchase 975,000 shares of its common stock to consultants of the Company at exercise prices ranging from $0.01 to $0.08 per share. In connection with these options, the Company recognized consulting expense of $42,200. All of these options have expired.

     During the year ended May 31, 1987, the Company's consolidated subsidiary issued stock options to purchase 350,000 shares of Viral's common stock at various exercise prices to consultants for services valued at $190,400. All of these options have expired.

     During the year ended May 31, 1988, the Company issued options to purchase 550,000 shares of its common stock at exercise prices ranging from $0.05 to $0.15 per share to consultants for services rendered. In connection with these options, the Company recognized consulting expense in the amount of $13,800. All of these options have expired.

     During the year ended May 31, 1989, the Company issued options to purchase 450,000 shares of its common stock at exercise prices ranging from $0.01 to $0.07 per share to consultants for services rendered. In connection with these options, the Company recognized consulting expense in the amount of $15,600. All of these options have expired.

     During the year ended May 31, 1990, the Company issued options to purchase 100,000 shares of its common stock at an exercise price of $0.06 per share to two consultants for services rendered. In connection with these options, the Company recognized consulting expense in the amount of $7,300. All of these options have expired.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  May 31, 2000 and February 28, 2001 (unaudited)
--------------------------------------------------------------------------------

NOTE 6 - STOCKHOLDERS' DEFICIT (Continued)

     Stock Purchase Warrants and Options (Continued)
     -----------------------------------

     On January 17, 2000, the Company issued options to purchase 5,000,000 shares of common stock to employees and stockholders of the Company. The options are exercisable at $0.21 per share for 2,500,000 options and $0.05 per share for 2,500,000 options and expire on February 3, 2007. The Company recognized $15,435 as compensation expense related to these options.

     On February 1, 2000, the Company issued to employees of the Company options to purchase 700,000 shares of common stock exercisable at $0.21 per share, vesting immediately and expiring on May 1, 2007. No compensation expense was recognized as the exercise price at the time of the grant approximated the fair market value of the stock at the date of grant.

     On February 1, 2000, the Company issued options to purchase 900,000 shares of its common stock to consultants of the Company. The options are exercisable at $0.21 per share and expire on May 31, 2006. Related to these options, the Company recognized $27,000 in compensation expense, which represents the fair market value of the options at the date of grant.

     On February 1, 2000, the Company issued options to purchase 50,000 shares of its common stock to a consultant of the Company. The options are exercisable at $0.05 per share and expire on May 1, 2007. Related to these options, the Company recognized consulting expense of $2,000.

     On May 16, 2000, the Company issued warrants to purchase 7,000,000 shares of common stock as a condition of entering into the investment agreement described in Note 7. The warrants are exercisable immediately at $0.03 per share and expire in 10 years. The warrants are valued at $2,380,000 and represent offering costs. When the transaction closes, it will be reflected as a reduction in the net proceeds from the offering or, if the transaction is aborted, will be charged to operations.

     During the year ended May 31, 2000, the Company issued options to purchase 5,800,000 shares of common stock exercisable at $0.01 per share, vesting immediately and expiring on May 31, 2006 to employees of the Company. Related to these options, the Company recognized $20,000 of compensation expense, which represents the intrinsic value of the options. As of May 31, 2000, options representing 300,000 shares of stock remained unexercised.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  May 31, 2000 and February 28, 2001 (unaudited)
--------------------------------------------------------------------------------

NOTE 6 - STOCKHOLDERS' DEFICIT (Continued)

     Employee Stock Option Transactions
     ----------------------------------
     The Company has no formal stock option plan. The following summarizes all transactions for the year ended May 31, 2000 involving the Company's common stock purchase options issued to employees. (The Company did not have any transactions during the years ended May 31, 1999, 1998, and 1997):

     Weighted- Average Number Exercise of Options Price ---------------
     ----------------

          Outstanding, May 31, 1997, 1998, and 1999           --      $   --
              Granted                                   11,500,000    $    0.08
              Exercised                                 (5,500,000)   $    0.01
                                                        ----------

                 Outstanding, May 31, 2000               6,000,000    $    0.15
                                                        ==========

                 Exercisable, May 31, 2000               6,000,000    $    0.15
                                                        ==========

     The weighted-average remaining contractual life of the options outstanding at May 31, 2000 is six years. The exercise prices for the options outstanding at May 31, 2000 ranged from $0.01 to $0.21.

     The Company has adopted only the disclosure provisions of SFAS No. 123. It applies APB No. 25 and related interpretations in accounting for its plans and does not recognize compensation expense for its stock-based compensation plans other than for restricted stock and options/warrants issued to outside third parties. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed by SFAS No. 123, the Company's net loss and loss per share for the years ended May 31, 2000 and 1999 would be reduced to the pro forma amounts indicated below:

                                                      May 31,
                                           -----------------------------
                                               2000             1999
                                           ------------    -------------
          Net loss
            As reported                    $ (1,150,100)   $    (767,400)
            Pro forma                      $ (1,326,100)   $    (767,400)
          Loss per common share
            As reported                    $      (0.01)   $       (0.01)
            Pro forma                      $      (0.01)   $       (0.01)

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  May 31, 2000 and February 28, 2001 (unaudited)
--------------------------------------------------------------------------------

NOTE 6 - STOCKHOLDERS' DEFICIT (Continued)

     Employee Stock Option Transactions (Continued)
     ----------------------------------
     These pro forma amounts may not be representative of future disclosures because they do not take into effect pro forma compensation expense related to grants made before 1995. The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the year ended May 31, 2000: dividend yield of 0%; expected volatility of 90%; risk-free interest rate of 5.8%; and expected life of five years. The weighted-average fair value of options granted during the year ended May 31, 2000 was $0.02, and the weighted-average exercise price was $0.08.

     For options granted during the year ended May 31, 2000 where the exercise price was greater than the stock price at the date of grant, the weighted-average fair value of such options was $0.03, and the weighted-average exercise price of such options was $0.21. For options granted during the year ended May 31, 2000 where the exercise price was less than the stock price at the date of grant, the weighted-average fair value of such options was $0.16, and the weighted-average exercise price of such options was $0.18. No options were issued during the year ended May 31, 2000 where the exercise price equaled the stock price at the date of grant.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.


NOTE 7 - INVESTMENT AGREEMENT


     On June 30, 2000 and subsequently amended on February 15, 2001, the Company entered into an investment agreement with Swartz Private Equity, LLC ("Swartz"). The investment agreement entitles the Company to issue and sell common stock to Swartz in the form of put rights for up to an aggregate of $30,000,000 from time to time during a three-year period beginning on the date of an effective registration statement.

     Under the agreement, in order to invoke a put right, the Company must have an effective registration statement on file with the Securities and Exchange Commission and provide Swartz with at least 10 but not more than 20 business days advance notice of the date on which the Company intends to exercise a put right and must indicate the number of shares of common stock the Company intends to sell to Swartz. The Company may also designate a maximum dollar amount of common stock (not to exceed $2,000,000), which the Company will sell to Swartz during the put and/or a minimum purchase price

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  May 31, 2000 and February 28, 2001 (unaudited)
--------------------------------------------------------------------------------

     per common share at which Swartz may purchase shares during the put. The number of shares of common stock sold to Swartz in a put may not exceed the lesser of (i) 1,500,000 shares; (ii) 15% of the aggregate daily reported trading volume of the Company's common shares, excluding certain block trades, during the 20 business days after the date of a put notice, with certain restrictions; (iii) 15% of the aggregate daily reported trading volume of common shares during the 20 business days before the put date, excluding certain block trades; or (iv) a number of shares that, when added to the number of shares acquired by Swartz under the investment agreement during the 31 days preceding the put date, would exceed 9.99% of the total number of shares of common stock outstanding.

     For each common share, Swartz will pay the Company the lesser of (i) the market price for such put, minus $0.075 or (ii) 91% of the market price for the put. This may be construed as a below-market issuance of securities and could result in significant charges to the Company's earnings.

     Further, under the provisions of the agreement, during the term of the investment agreement and for a period of one year thereafter, the Company is prohibited from engaging in certain financing transactions involving the Company's equity securities.


NOTE 8 - INCOME TAXES

     Significant components of the Company's deferred tax assets and liabilities for income taxes consisted of the following:

                                                  February 28,        May 31,
                                                       2001            2000
                                                  ------------    -------------
                                                   (unaudited)
         Deferred tax assets
             Reserve for finance charges          $    400,000    $     400,000
             Accrued compensation                    1,100,000        1,100,000
             Interest on related party advances      1,110,000        1,010,000
         Operating losses                            2,150,000        1,629,000
         Valuation allowance                        (4,760,000)      (4,139,000)
                                                  ------------    -------------

                     Net deferred tax asset       $       --      $         --
                                                  ============    =============

     The federal operating loss carryforwards at February 28, 2001 were approximately $5,832,600 (unaudited).


NOTE 9 - RELATED PARTY TRANSACTIONS

     Since inception, the Company has received advances from Petro-Med, Inc, an affiliate, to fund its working capital requirements. At May 31, 2000 and 1999 and February 28, 2001, the Company maintained short-term advances from affiliates of $3,603,800, $3,294,700, and $3,769,100 (unaudited), respectively. Accrued interest is attributed to the outstanding balance as

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  May 31, 2000 and February 28, 2001 (unaudited)
--------------------------------------------------------------------------------

NOTE 9 - RELATED PARTY TRANSACTIONS (Continued)

     incurred. The advances bear interest at 9% per annum on any outstanding balance. Interest expense on the advances was $309,000 and $283,000 for the years ended May 31, 2000 and 1999, respectively.

     At May 31, 2000 and February 28, 2001, the Company maintained unsecured advances from stockholders in the amount of $43,500 and $42,500 (unaudited). The advances are unsecured, non-interest-bearing, and are payable on demand.

     Due to cash shortages, the Company has accrued deferred salaries and related taxes payable to certain officers who are stockholders and directors of the Company. At May 31, 2000, the aggregate amount of accrued compensation was $2,787,100.

     The Company has entered into certain employment agreements with its officers and stockholders (see Note 5).

     The Company maintains its primary place of business in facilities owned by the Chief Executive Officer (see Note 5). In addition, the Company has not paid or accrued compensation to its officers for the year ended May 31, 2000 and the nine months ended February 28, 2001. Related to these services, the Company has recorded expenses in the amount of $126,900 and $274,000 (unaudited) for the year ended May 31, 2000 and the nine months ended February 28, 2001, respectively, which have been reflected as an increase in additional paid-in capital.


NOTE 10 - YEAR 2000 ISSUE

     The Company has completed a comprehensive review of its computer systems to identify the systems that could be affected by ongoing Year 2000 problems. Upgrades to systems judged critical to business operations have been successfully installed. To date, no significant costs have been incurred in the Company's systems related to the Year 2000.

     Based on the review of the computer systems, management believes all action necessary to prevent significant additional problems has been taken. While the Company has taken steps to communicate with outside suppliers, it cannot guarantee that the suppliers have all taken the necessary steps to prevent any service interruption that may affect the Company.

================================================================================

     You should rely on the information contained in this prospectus. We have not authorized anyone to give you information different than that contained in this prospectus. We are offering to sell shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of its date, regardless of the time you receive this prospectus.
                                ----------------


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................     1
The Offering..............................................................     2
Risk Factors..............................................................     3
Use of Proceeds...........................................................    10
Selling Shareholders......................................................    11
Plan of Distribution......................................................    15
Management................................................................    17
Executive Compensation....................................................    18
Business..................................................................    20
Management's Discussion and Analysis......................................    24
Changes in and Disagreements with Accountants
on Accounting and Financial Disclosure....................................    26
Certain Relationships and Related Transactions............................    27
Market Information........................................................    28
Dividend Policy...........................................................    28
Principal Stockholders....................................................    29
Description of Securities.................................................    30
Indemnification of Officers and Directors.................................    31
Legal Matters.............................................................    31
Additional Information....................................................    31
                                ----------------

     Until     , 2001, all dealers that effect transactions in the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is not in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

================================================================================


                                73,116,000 Shares



                                    MEDITECH
                              PHARMACEUTICALS, INC.




                                  Common Stock





                                 ---------------


                                   PROSPECTUS

                                 ---------------









                                 April 30, 2001






================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 24.   Indemnification Of Officers And Directors.

     Pursuant to our company's Bylaws, we may indemnify our directors and officers under certain circumstances against reasonable expenses (including court costs and attorneys' fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee, or agent of our company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Thus, the indemnification provisions will protect officers and directors from liability only if the officer or director meets the applicable standard of conduct and we have the financial ability to honor the indemnity.

ITEM 25.   Other Expenses Of Issuance And Distribution.

     Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the Registrant, are as follows:

     Registration Fee - Securities and Exchange Commission......      $  5,151
     Printing and Engraving.....................................         1,000*
     Legal Fees and Expenses....................................      $ 25,000*
     Accounting Fees............................................      $ 75,000*
     Blue Sky Fees and Expenses.................................         1,000*
                                                                      --------
             Total..............................................      $107,151*
                                                                      ========
     * Estimated

ITEM 26.   Recent Sales Of Unregistered Securities.

1. On July 9, 1998, we issued an aggregate of 3,500,000 shares of our common stock to two employees as compensation for services valued at $123,500. The shares were issued at an agreed value of $0.035 per share.

2. On July 9, 1998, we issued an aggregate of 1,300,000 shares of our common stock to six consultants as compensation for services valued at $53,000. The shares were issued at an agreed value of $0.04 per share.

3. On June 6, 1999, we issued warrants to purchase an aggregate of 5,800,00 shares of our common stock to two employees and two consultants at an exercise price of $0.01 per share.

4. On January 17, 2000, we issued an aggregate of 450,000 shares of our common stock to three consultants as compensation for services valued at $11,250. The shares were issued at an agreed value of $0.025 per share.

5. On January 17, 2000, we issued an aggregate of 400,000 shares of our common stock to four service providers and consultants as compensation for services valued at $10,000. The shares were issued at an agreed value of $0.025 per share.

6. On January 17, 2000, we issued an aggregate of 3,000,000 shares of our common stock to two employees pursuant to the exercise of common stock purchase warrants at an exercise price of $0.01 per shares.

7. On February 1, 2000, we granted options to purchase an aggregate of 5,000,000 shares of our common stock to three employees at an exercise price of $0.05 per share (as to 2,500,000 shares) and $0.21 per share (as to 2,500,000 shares).

8. On February 1, 2000, we issued warrants to seven consultants and service providers to purchase an aggregate of 1,600,000 shares of our common stock at an exercise price of $0.21 per share.

9. On February 1, 2000, we issued warrants to one consultant to purchase an aggregate of 50,000 shares of our common stock at an exercise price of $0.05 per share.

10. On February 3, 2000, we issued 1,000,000 shares of our common stock to one consultant as compensation for services valued at $65,000. The shares were issued at an agreed value of $0.065 per share.

11. On February 3, 2000, we issued and aggregate of 2,000,000 shares of our common stock to two employees pursuant to the exercise of common stock purchase warrants at an exercise price of $0.01 per shares.

12. On February 3, 2000, we issued and aggregate of 500,000 shares of our common stock to two consultants pursuant to the exercise of common stock purchase warrants at an exercise price of $0.01 per shares.

13. On February 3, 2000, we granted an option to INL, to purchase 10,000,000 shares of our common stock at an exercise price of $0.03 per shares.

14. On May 16, 2000, we issued an option to Swartz to purchase 7,000,000 shares of our common stock at an exercise price of $0.33 per share.

15. On October 23, 2000, we issued 3,333,333 shares of our common stock to INL, upon its partial exercise of an option.

16. On January 31, 2001, we issued 6,666,667 shares of our common stock to INL upon its exercise of its remaining option.

     No underwriter was involved in any of the above issuances of securities. All of the above securities were issued in reliance upon the exemptions set forth in Section 4(2) of the Securities Act of 1933 on the basis that they were issued under circumstances not involving a public offering. In addition, the issuance to INL was pursuant to Regulation S.

ITEM 27.     Exhibits.

     The Exhibits to this Registration Statement are listed in the Exhibit Index commencing at page EX-1 hereof.

ITEM 28.     Undertakings.

     The undersigned Registrant hereby undertakes the following:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration, or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment to this Registration Statement any of the securities being registered which remain unsold at the termination of this offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the General Corporation Law of Nevada, the Articles of Incorporation, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or person controlling the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or person controlling the Registrant in connection with any securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the date below.

Dated: April 30,  2001                   MEDITECH PHARMACEUTICALS, INC.



                                         By:  /s/  GERALD N. KERN
                                            --------------------------------
                                                   Gerald N. Kern, Chairman and
                                                   Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/  Gerald N. Kern           Chairman and Chief                  April 30, 2001
-------------------------     Executive Officer
Gerald N. Kern

*                             Chief Operating Officer and         April 30, 2001
-------------------------     Chief Financial Officer
Steven I. Kern


*                             President, Corporate Secretary      April 30, 2001
-------------------------     and Director
Cynthia S. Kern


*                             Director                            April 30, 2001
-------------------------
Lester Goldstein


*
-------------------------     Director                            April 30, 2001
Harry Hall

* By:  /s/  Gerald N. Kern
--------------------------
(Gerald N. Kern)
(Attorney-in-fact)
                                      II-1

                                      EX-1
                                  EXHIBIT INDEX

                         MEDITECH PHARMACEUTICALS, INC.

     The following exhibits are included as part of this Registration Statement, except those exhibits marked (1) and (2), which have previously been filed with the Securities and Exchange Commission and are incorporated by reference to another registration statement, report or document. References to the "Company" in this Exhibit Index mean MEDITECH PHARMACEUTICALS, INC., a Nevada corporation.

Exhibit
  No.     Description
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3.1       Articles of Incorporation of Meditech Pharmaceuticals, Inc. filed with the Secretary of State of the State of Nevada on March 21,
          1983                                                               (1)

3.2 Certificate of Amendment of Articles of Incorporation of Meditech Pharmaceuticals, Inc. filed with the Nevada Secretary of State on
          July 7, 1983                                                       (1)

3.3 Certificate of Amendment of Articles of Incorporation of Meditech Pharmaceuticals, Inc. filed with the Nevada Secretary of State on
          January 3, 1986                                                    (1)

3.4 Certificate of Amendment of Articles of Incorporation of Meditech Pharmaceuticals, Inc. filed with the Nevada Secretary of State on
          June 27, 1986                                                      (1)

3.5       Bylaws of Meditech Pharmaceuticals, Inc.                           (1)

3.6       Amendment to Bylaws of Meditech Pharmaceuticals, Inc. dated
          October 17, 2000                                                   (2)

4.1       Specimen common stock certificate                                  (1)

5.1       Legal opinion of Jeffers, Shaff & Falk, LLP, attorneys at law      (2)

10.1      Letter Agreement between Meditech Pharmaceuticals, Inc. and        (2)
          Immune Network, Ltd. dated February 3, 2000.

10.2      Employment Agreement dated June 15, 2000 between Meditech          (2)
          Pharmaceuticals, Inc. and Gerald N. Kern

10.3      Employment Agreement dated June 15, 2000 between Meditech          (2)
          Pharmaceuticals, Inc. and Steven I. Kern

10.4      Amended and Restated Investment Agreement between Meditech         (2)
          Pharmaceuticals, Inc. and Swartz Private Equity, LLC dated
          February 15, 2001

16.1      Letter on change in certifying accountant                          (2)

23.1     Consent of Independent Certified Public Accountants -               *
         Singer Lewak Greenbaum & Goldstein LLP

23.2     Consent of Jeffers, Shaff, & Falk, LLP (contained in Exhibit 5.1)   (2)

24.1     Powers of Attorney (included on the signature page to the           (2)
         Registration Statement)
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(1)  Incorporated herein by reference to the Registrant's Registration Statement on Form S-1 filed with the Securities and Exchange Commission in August
     1983.

(2) Incorporated herein by reference to the Registrant's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on March 26, 2001.

*        Filed herewith